Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

By and Between

ENTERPRISE PRODUCTS OPERATING LLC

(Seller)

and

GENESIS ENERGY, L.P.

(Buyer)

covering the acquisition of Seller’s offshore pipelines

and services business

July 16, 2015

i

	(t)	Employees	33
	(u)	Arrangements	34
	(v)	Seller Status	35
	(w)	Not an Investment Company	35
	(x)	No Other Representations or Warranties	35

5.	PRE-CLOSING COVENANTS		35
	(a)	General	35
	(b)	Notices and Consents	36
	(c)	Operation of Business	36
	(d)	Exclusivity	38
	(e)	Damage or Condemnation	39
	(f)	Access	40
	(g)	Periodic Financial and Operating Information	40
	(h)	Insurance	41
	(i)	Termination of Certain Associate Contracts	41
	(j)	Business Employees	41
	(k)	Supplemental Combined Financial Statements	47
	(l)	Notifications; Amendment of Schedules	47
	(m)	Buyer Preferential Rights	47
	(n)	Indebtedness and Release of Liens and Encumbrances	48
	(o)	Financing Cooperation	48
	(p)	FCC Licenses	49

6.	POST-CLOSING COVENANTS		49
	(a)	General	49
	(b)	Post-Closing Financial Reporting Matters	49
	(c)	Litigation Support	50
	(d)	Delivery and Retention of Records	51
	(e)	Post-Closing Collection and Payment Matters	52
	(f)	Removal of Seller Marks	52
	(g)	Surety Bonds	53
	(h)	Misallocated Assets	53

7.	CONDITIONS TO OBLIGATION TO CLOSE		53
	(a)	Conditions to Obligation of the Buyer	53
	(b)	Conditions to Obligation of the Seller	54

8.	REMEDIES FOR BREACHES OF THIS AGREEMENT		55
	(a)	Survival	55
	(b)	Indemnification Provisions for the Benefit of the Buyer	55
	(c)	Indemnification Provisions for the Benefit of the Seller	57
	(d)	Matters Involving Third Parties	58
	(e)	Waiver of Rights and Remedies	59
	(f)	Determination of Amount of Losses	59
	(g)	Tax Treatment of Indemnity Payments	60
	(h)	Exclusive Post-Closing Remedy	60
	(i)	Additional Remedy Matters	60

9.	TAX MATTERS		60
	(a)	Post-Closing Tax Returns	60
	(b)	Pre-Closing Tax Returns	60
	(c)	Straddle Periods	61
	(d)	Straddle Returns	61
	(e)	Allocations	62
	(f)	Indemnification	62
	(g)	Cooperation on Tax Matters	62
	(h)	Certain Taxes	62
	(i)	Confidentiality	63
	(j)	Audits	63
	(k)	Control of Proceedings	63
	(l)	Purchase Price Allocation	63
	(m)	Closing Tax Certificate	63
	(n)	Tax Refunds	64

10.	TERMINATION		64
	(a)	Termination of Agreement	64
	(b)	Effect of Termination	65

11.	MISCELLANEOUS		65
	(a)	Confidentiality	65
	(b)	Insurance	67
	(c)	Expenses	67
	(d)	No Third Party Beneficiaries	67
	(e)	Succession	67
	(f)	Counterparts	67
	(g)	Incorporation of Exhibits and Schedules	68
	(h)	Set off Rights	68
	(i)	Remedies	68
	(j)	Headings	68
	(k)	Notices	68
	(l)	Governing Law; Venue; Service of Process; Waiver of Jury Trial	69
	(m)	Amendments and Waivers	70
	(n)	Severability	70
	(o)	Construction	70
	(p)	Entire Agreement	71
	(q)	Specific Performance	71
	(r)	No Recourse Against Non-Parties	71
	(s)	Public Announcements	72

EXHIBITS AND SCHEDULES
Exhibits:

Exhibit A-1:	Form of Acquired Equity Interests Assignment Agreement (Seller)
Exhibit A-2:	Form of Acquired Equity Interests Assignment Agreement (GTM)
Exhibit A-3:	Form of Acquired Equity Interests Assignment Agreement (GTM - Poseidon)
Exhibit A-4:	Form of Acquired Equity Interests Assignment Agreement (DEP)
Exhibit B:	Business Assets
Exhibit C:	Form of Closing Tax Certificate
Exhibit D:	Form of Transition Services Agreement
Exhibit E-1:	Form of Officer’s Certificate (Seller)
Exhibit E-2:	Form of Officer’s Certificate (Buyer)
Exhibit F-1:	Form of Secretary’s Certificate (Seller)
Exhibit F-2:	Form of Secretary’s Certificate (Buyer)
Exhibit G:	Press Releases

Schedules:

Schedule 1(a)(i):	Buyer’s Knowledge Individuals
Schedule 1(a)(ii):	Seller’s Knowledge Individuals
Schedule 1(b)(i):	Permitted Encumbrances - Property
Schedule 1(b)(ii):	Permitted Encumbrances
Schedule 1(c):	Non-Current Liabilities
Schedule 1(d):	Planned Capital Expenditures
Schedule 1(e):	Reorganization Matters
Schedule 1(f):	Working Capital
Schedule 1(g):	Excluded Assets
Schedule 1(h):	Additional Information
Schedule 3(c):	Noncontravention, Consents and Approvals (Buyer)
Schedule 3(d):	Brokers’ Fees (Buyer)
Schedule 4(c):	Noncontravention, Consents and Approvals (Seller)
Schedule 4(e)(i):	Encumbrances
Schedule 4(e)(iii):	Condition of Business Assets
Schedule 4(f)(i):	Capitalization
Schedule 4(f)(ii):	Encumbrances on Equity Interests
Schedule 4(g):	Other Subsidiaries or Joint Ventures
Schedule 4(h)(i):	Damage to Business Assets
Schedule 4(h)(vi):	Material Changes
Schedule 4(j):	Tax Matters
Schedule 4(k)(i):	Business Contracts (Scheduled)
Schedule 4(k)(iii):	Transferred Entity Contracts – Enforceability and Performance
Schedule 4(l):	Permits
Schedule 4(m):	Litigation
Schedule 4(n):	Environmental Matters
Schedule 4(n)(ii):	Environmental Permits
Schedule 4(q):	Indebtedness and Encumbrances
Schedule 4(r):	Preferential Rights

Schedule 4(t)(i):	List of Business Employees
Schedule 4(u):	Arrangements
Schedule 5(c):	Operation of Business
Schedule 5(i):	Certain Associate Contracts
Schedule 5(j)(x):	Severance Pay and Benefits
Schedule 6(g):	Surety Bonds
Schedule 7(a)(v):	Seller Required Consents
Schedule 7(b)(v):	Buyer Required Consents

v

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement dated as of July 16, 2015 is between Genesis Energy, L.P., a Delaware limited partnership (the “Buyer”), and Enterprise Products Operating LLC, a Texas limited liability company (the “Seller”).

INTRODUCTION

The Seller desires to sell, and to cause its applicable Affiliates to sell, to the Buyer all of the right, title and interest in the Acquired Equity Interests (as defined below), and the Buyer desires to purchase the same from the Seller and its applicable Affiliates, upon the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein shall have the meaning set forth below.

“Acquired Equity Interests” means (a) 100% of the Equity Interests in each Company other than Cameron Highway Pipeline I, L.P., a Delaware limited partnership; and (b) 100% of the Equity Interests representing limited partnership interests in Cameron Highway Pipeline I, L.P., a Delaware limited partnership.

“Acquired Equity Interests Assignment Agreements” means those certain Acquired Equity Interests Assignment Agreements, substantially in the forms of Exhibit A-1, Exhibit A-2, Exhibit A-3, and Exhibit A-4 to be entered into at the Closing.

“Additional Information” means the information set forth on Schedule 1(h), which the Seller provided to the Buyer prior to the date of this Agreement.

“Affiliate” means a Person that directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, the Person specified; provided, however, after the Closing (a) each Subject Entity Controlled by the Buyer immediately after the Closing will be deemed to be an Affiliate of the Buyer (not of the Seller), and (b) the Seller and each Person (other than any Subject Entity covered by (a) above) who was an Affiliate of the Seller immediately before the Closing will be deemed not to be an Affiliate of the Buyer, and vice versa.

“Agreement” means this Purchase and Sale Agreement (including all Exhibits, Schedules and other attachments hereto) as the same may be amended, supplemented or otherwise modified from time to time.

“Associate” or “Associates” means (a) the Subject Entities, (b) each Affiliate of each Person described in (a) above, (c) each Person, if any, who is, directly or indirectly, the beneficial owner of 10%

or more of any class of Equity Interest of each Person described in (a)-(b) above, (d) each Person in which each Person described in (a)-(c) above is, directly or indirectly, the beneficial owner of 10% or more of the Equity Interest or any class of Equity Interest of such Person, (e) each trust or other estate in which each Person described in (a)-(d) above has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, (f) each director, manager, partner or officer of each Person described in (a)-(e) above and (g) each spouse or child living in the same household of each natural person described in (a)-(f) above.

“Basis” means any past or current fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or reasonably could be expected to form the basis for any specified consequence.

“Benefit Plan” has the meaning set forth in Section 4(t)(vi).

“Business” means the operations, assets, liabilities and obligations, relationships and activities of the Seller, its Affiliates and the Company Joint Venture Entities relating to their offshore pipelines and services business and for which the results are reflected in the Combined Financial Statements and, if applicable, the Supplemental Combined Financial Statements.

“Business Assets” means all rights, title and interest in and to (a) all rights, title, interests and other assets owned by the Subject Entities, (b) all rights, title, interests and other assets constituting any portion of the Business and recorded (or for which the financial results are recorded) in the Combined Financial Statements, and, if applicable, the Supplemental Combined Financial Statements, regardless of whether such rights, title, interests and other assets are in the books and records of the Subject Entities or of the Seller or any of its other Affiliates, and (c) all rights, title and interests in the assets, pipeline systems, platforms, linefill, inventory, spare parts and other infrastructure and ancillary equipment and facilities set forth on Exhibit B, excluding in the case of clause (a) and (b) assets constituting Excluded Assets.

“Business Contracts” means (a) every contract to which any Business Asset is subject and that constitutes any portion of the Business Assets and to which any Seller Group member (including any Company or Company Subsidiary) is a party and (b) any contract to which any Subject Entity is a party, in each of clauses (a) and (b), which remains executory in whole or in part as of the date hereof or the Closing Date, including any listed on Schedule 4(k)(i), excluding in the case of clause (a) contracts constituting Excluded Assets.

“Business Contracts (Scheduled)” has the meaning set forth in Section 4(k).

“Business Day” means any day except Saturday, Sunday or federal or state holidays on which banks located in Houston, Texas are authorized or required to be closed.

“Business Employee on Leave” means a Business Employee who is not actively at work due to an approved long-term disability leave of absence.

“Business Employees” has the meaning set forth in Section 4(t)(i).

“Buyer” has the meaning set forth in the preamble.

“Buyer Adverse Effect” means any change, effect, event, occurrence, condition or other circumstance relating to the rights, obligations, business, operations, assets, liabilities, results of operations or condition (financial or otherwise), and relationships of the Buyer and its Affiliates, taken as a whole, that, individually or in the aggregate, with other changes, effects, events, conditions or other circumstances adversely affects, or that would or could reasonably be expected to adversely affect, the value of such rights, obligations, business, operations, assets, liabilities, results of operations or condition (financial or otherwise), and relationships; provided that in determining whether a Buyer Adverse Effect has occurred, changes, effects, events, conditions or other circumstances relating to the following shall not be considered to give rise to or constitute a Buyer Adverse Effect: (a) changes generally applicable to the industry in which the Buyer and its Affiliates operate, including any changes generally applicable to the oil and gas pipeline business in the continental United States; (b) United States or global economic conditions or financial markets in general; (c) (i) the execution and delivery of this Agreement, announcement or pendency of the consummation of the transactions under this Agreement, or (ii) any acts or omissions required by this Agreement; (d) the fluctuations in the financial, credit, banking or securities markets, including prevailing interest rates and currency exchange rates; (e) changes in the international, national, regional or local markets for commodities or supplies, including energy and fuel, used in the business of the Buyer and its Affiliates, including prevailing commodities prices; (f) changes in accounting principles, including the interpretation thereof; (g) acts of war (whether or not declared), outbreaks of hostilities, military action, insurrection, sabotage or terrorism, or any escalation or worsening thereof; and (h) any natural or man-made disasters or other force majeure events; provided further, however, that to be excluded under subsection (a) – (i), other than subsection (c) above, such condition may not disproportionately affect, as compared to others in such industry, the Buyer or its Affiliates or their respective rights, obligations, businesses, operations, assets, liabilities, results of operations or condition (financial or otherwise), and relationships.

“Buyer Benefit Plan” has the meaning set forth in Section 5(j)(iii).

“Buyer Employees” has the meaning set forth in Section 5(j)(ii)(B).

“Buyer Fundamental Representations and Warranties” means any representation or warranty contained in Section 3(b) (Authorization of Transaction) and Section 3(d) (Brokers’ Fees).

“Buyer Group” means the Buyer and each entity that is an Affiliate of the Buyer (excluding any individuals, whether acting as a director, manager, partner, officer, employee, agent or other representative performing similar functions).

“Buyer Indemnitees” means (a) the Buyer Parties, (b) each Affiliate of the Buyer Parties and (c) each Person that is a director, manager, partner, officer, employee, agent or other representative (or Person performing similar functions) of any Person described in (a) or (b) above, but only to the extent such Person is acting in such capacity.

“Buyer Material Adverse Effect” means a Buyer Adverse Effect that, individually or in the aggregate, is material or that would or could reasonably be expected to delay or adversely affect the Buyer’s ability to close the transactions contemplated by this Agreement.

“Buyer Parties” means the Buyer and any Affiliate of the Buyer who is a party to any Transaction Agreement.

“Buyer Preferential Rights” means all purchase rights, options, or other rights held by the Buyer or its Affiliates to purchase or acquire any portion of the Equity Interests in any of the Company Joint Venture Entities, in whole or in part.

“Buyer Required Consents” has the meaning set forth in Section 7(b)(v).

“Cap Amount” means $120,000,000.

“Closing” has the meaning set forth in Section 2(c).

“Closing Date” has the meaning set forth in Section 2(c).

“Closing Statement” has the meaning set forth in Section 2(f)(ii).

“Closing Tax Certificate” means that certain Closing Tax Certificate, substantially in the form of Exhibit C, to be executed at the Closing.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor Law.

“Collective Bargaining Agreement” has the meaning set forth in Section 4(t)(iv).

“Combined Books and Records” has the meaning set forth in Section 6(d)(ii).

“Combined Financial Statements” means, with respect to the Business, the (a) audited balance sheets as of December 31, 2014 and 2013, (b) audited statements of operations, cash flows and owners’ equity for the years ended December 31, 2014, 2013 and 2012, (c) unaudited balance sheet as of March 31, 2015, (d) unaudited statements of operations, cash flows and owners’ equity for the three months ended March 31, 2015 and 2014, and (e) applicable footnotes to such financial statements.

“Commercially Reasonable Efforts” means efforts that (a) are reasonably designed to enable a Party, directly or indirectly, to satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated by this Agreement and (b) do not require the performing Party, together with its Affiliates, to expend any funds or assume Obligations other than expenditures and Obligations that are customary and commercially reasonable in nature and amount in the context of the transactions contemplated by this Agreement.

“Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights or other contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person, (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person, (c) statutory pre-emptive rights or pre-emptive rights granted under a Person’s Organizational Documents, and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

“Commitment Letter” has the meaning set forth in Section 3(h).

“Companies” means (a) Cameron Highway Pipeline I, L.P., a Delaware limited partnership, (b) Cameron Highway Pipeline GP, L.L.C, a Delaware limited liability company, (c) Enterprise GTM Offshore Operating Company, LLC, a Delaware limited liability company, (d) Flextrend Development Company, L.L.C., a Delaware limited liability company, (e) High Island Offshore System, L.L.C., a Delaware limited liability company, (f) Enterprise SMR Holdings LLC, a Delaware limited liability company, (g) Moray Pipeline Company, L.L.C., a Delaware limited liability company, (h) Poseidon Pipeline Company, L.L.C., a Delaware limited liability company, (i) Enterprise Texas Pipeline (Offshore) LLC, a Texas limited liability company; and (j) Enterprise GC (Offshore) LLC, a Texas limited liability company.

“Company Joint Venture Entities” means the Company Joint Ventures and Company Joint Venture Subsidiaries.

“Company Joint Venture Subsidiaries” means (a) Manta Ray Offshore Gathering Company, L.L.C., a Delaware limited liability company, and (b) Nautilus Pipeline Company, L.L.C., a Delaware limited liability company.

“Company Joint Ventures” means (a) Atlantis Offshore, LLC, a Delaware limited liability company, (b) Cameron Highway Oil Pipeline Company, a Delaware general partnership, (c) Deepwater Gateway, L.L.C., a Delaware limited liability company, (d) Independence Hub, LLC, a Delaware limited liability company, (e) Neptune Pipeline Company, L.L.C., a Delaware limited liability company, (f) Poseidon, and (g) Southeast Keathley Canyon Pipeline Company, L.L.C., a Delaware limited liability company.

“Company Subsidiaries” means (a) Enterprise Offshore Development, LLC, a Delaware limited liability company, (b) Deep Gulf Development, LLC, a Delaware limited liability company, (c) Manta Ray Gathering Company, L.L.C., a Texas limited liability company, and (d) Sailfish Pipeline Company, L.L.C., a Delaware limited liability company.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated February 11, 2015, between Enterprise Products Operating LLC and the Buyer, as amended by that certain Amendment to Confidentiality Agreement, dated March 16, 2015.

“Confidential Information” means (a) any information concerning the existence or nature of this Agreement or the transactions contemplated hereby, (b) any confidential, proprietary and/or trade secret information of or relating to the Seller Parties and their Affiliates, including non-public information relating to the Business (in the case of the Buyer or its representatives as the recipient), and the Buyer Parties and their Affiliates, including non-public information relating to a Financing (in the case of the Seller or its representatives as the recipient), (c) any confidential or non-public proprietary information relating to the Buyer Parties and their Affiliates (in the case of the Seller or its representatives as the recipient), furnished to the Seller in the Buyer’s Schedules, and (d) any confidential or non-public proprietary information relating to the Seller Parties and their Affiliates (in the case of the Buyer or its representatives as the recipient) furnished to the Buyer in the Seller’s Schedules.

“Continuation Period” means, with respect to the provision of Continued Field Services (as defined in the Transition Services Agreement) by Business Employees pursuant to the Transition Services Agreement, the period beginning on the Closing Date and ending on the close of business on the Service Termination Date (as defined in the Transition Services Agreement) provided in the Transition Services Agreement with respect to such services.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Courts” has the meaning set forth in Section 11(l)(ii).

“Current Assets” means all current assets of each applicable Person, but excluding (a) the portion of any prepaid expense of which the Buyer will not receive the benefit following the Closing, (b) deferred Tax assets, and (c) receivables from any agreements terminated and for which receivables and liabilities terminated pursuant to Section 5(i).

“Current Liabilities” means all current liabilities of each applicable Person, but excluding (a) payables related to any agreements terminated and for which receivables and liabilities terminated pursuant to Section 5(i), (b) deferred Tax liabilities, (c) any portion of the Poseidon Debt (Actual) classified as a current liability, and (d) asset retirement obligations.

“Damage Amount” means, with respect to any and all damage, destruction or condemnation covered by Section 5(e) in the aggregate, the amount equal to the actual damage, destruction or condemnation.

“Deductible Amount” means $20,000,000.

“DEP” means Duncan Energy Partners L.P., a Delaware limited partnership.

“Encumbrance” means any mortgage, pledge, lien, encumbrance, charge, security interest, order, Preferential Right, equitable interest, covenant (including any negative covenant), consent or notice right, defect in title, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental” or “Environment” means soil, land surface or subsurface strata, waters (including, navigable ocean, stream, pond, reservoirs, drainage, basins, wetland, ground and drinking), sediments, ambient air, plant life, animal life and all other environmental media or natural resources.

“Environmental Losses” means all Losses which result from, relate to or arise out of any liabilities or investigatory, corrective or remedial obligations under Environmental Requirements.

“Environmental Requirements” means all orders, contracts and Laws concerning or relating to or imposing liability for public health and safety, worker/occupational health and safety, and pollution or protection of the Environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control or other action or failure to act involving any Hazardous Substances, each as amended and as now in effect and in effect prior to, on, or after the Closing Date.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto, and (c) any other direct equity ownership or participation in a Person.

“EPCO” means Enterprise Products Company, a Texas corporation.

“EPCO Plans” means the Enterprise 401(k) Plan and the Enterprise Retirement Plan, each a plan sponsored by EPCO and qualified under Section 401(a) of the Code.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” means those assets listed on Schedule 1(g) attached hereto.

“FCC” means the Federal Communications Commission.

“FCC Licenses” means the licenses, permits and other authorizations, including any temporary waiver or special temporary authorization and any renewals thereof or any transferable pending application therefor, relating exclusively to the Business, issued by the FCC to the Seller or its Affiliates.

“Finance Related Party” has the meaning set forth in Section 11(r)(ii).

“Financing” means one or more debt or equity financing transactions (including registered public offerings of debt or equity securities or private placements under Rule 144A under the Securities Act) by the Buyer and/or one of its Subsidiaries, as borrower or issuer, in each case, consummated at or before the Closing.

“Financing Source” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of any Financing or other financings in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto, together with their respective affiliates, and their respective affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

“FTC” means the United States Federal Trade Commission.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means the United States or any agency thereof and any state, county, parish, city or other political subdivision, agency, court or instrumentality.

“GTM” means Enterprise GTM Holdings L.P., a Delaware limited partnership.

“Hazardous Substances” means (a) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “solid wastes,” “hazardous materials,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “hazardous air pollutants,” “pollutants,” “contaminants,” “toxic chemicals,” “toxics,” “hazardous chemicals,” “extremely hazardous substances,” “regulated substances” or “pesticides,” (b) any radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, radon, petroleum and natural gas products or byproducts or polychlorinated biphenyls, and (c) any other chemical, material, substance, or force, each as subject to regulation, investigation, control, or Remediation under any Environmental Requirement.

“Hire Date” has the meaning set forth in Section 5(j)(ii).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.

“Indebtedness” means, on a consolidated basis, all Obligations (a) of the Subject Entities for (i) borrowed money, (ii) any capital lease Obligation, (iii) any Obligation (whether fixed or contingent) to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit, and (iv) any guarantee with respect to indebtedness (of the kind otherwise described in this definition) of any Person and (b) any other liability, indebtedness or Obligation secured by a mortgage, lien or other security interest (other than a Permitted Encumbrance) on any Equity Interest issued by any Company or any Business Asset.

“Indemnified Party” has the meaning set forth in Section 8(d)(i).

“Indemnifying Party” has the meaning set forth in Section 8(d)(i).

“Insurance Policy” means any policies of insurance that the Seller or any of its Affiliates maintains covering the Subject Entities, the Business or the Business Assets.

“Insurance Rights” means, subject to any deductible or similar limitation, the right of the Buyer to cause the Seller and its applicable Affiliates to file and pursue claims under any Insurance Policy, and deliver any proceeds related thereto to the Buyer, to the extent such claim relates to any Subject Entity, the Business or constitutes any portion of any Business Asset.

“Intellectual Property” means all intellectual property rights owned by, licensed to, or used by (or for the benefit of) the Seller or any of its Affiliates in connection with the Business that arise from or in respect of the following: (a) patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, and all applications, registrations and renewals thereof, (c) copyrights and registrations and applications therefor, works of authorship and mask work rights, (d) Software, (e) trade secrets and other confidential information, (f) Technology and (g) any other intellectual property or industrial rights arising anywhere in the world.

“Investigation Losses” has the meaning set forth in Section 5(f).

“Involuntary Termination” means any termination of a Buyer Employee’s employment with the Buyer or its Affiliates that does not result from (i) a voluntary resignation by such Buyer Employee, (ii) such Buyer Employee’s death or disability, as determined under the long-term disability plan in which such Buyer Employee participates (or, if such Buyer Employee does not participate in any long-term disability plan, as determined under the long-term disability plan maintained by the entity employing such Buyer Employee for its similarly situated employees, as if such Buyer Employee participated in such plan), or (iii) such Buyer Employee’s (a) willful misconduct intended to likely injure the business, prospects, assets or financial position of the Buyer or any of its Affiliates, (b) indictment, or a plea of other than not guilty, for a crime that enriches any Person at the expense of the Buyer or any of its Affiliates, or (c) embezzlement or other theft of funds or assets of the Buyer or its Affiliates.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” means, except as specified on Schedule 1(a)(ii) with respect to the Seller, the actual conscious awareness, without investigation or inquiry, of (a) with respect to the Buyer, the individuals listed on Schedule 1(a)(i), and (b) with respect to the Seller, the individuals listed on Schedule 1(a)(ii).

“Late Hire Date” has the meaning set forth in Section 5(j)(ii)(B).

“Law” means any statute, code, regulation, rule, injunction, judgment, order, decree, ruling, common law, charge or other restriction of any applicable Governmental Authority, as in effect as of the date of this Agreement with respect to any representation or warranty made on the date of this Agreement, and as in effect on the Closing Date with respect to any other representation, warranty, agreement, covenant, closing condition or other matter hereunder.

“Legal Right” means, to the extent arising from, or in any way related to any Subject Entity (including the assets and operations associated with such Subject Entity), the legal authority and right (without risk of liability, criminal, civil or otherwise), including through the exercise of voting, managerial or other similar authority or right, if any; provided, however, that the Legal Right shall be deemed not to exist with respect to any contemplated conduct unless the Seller (or the Buyer after the Closing, if applicable) reasonably determines that such conduct would not constitute a violation, termination or breach of, or require any payment under, or permit any termination under, any: contract or agreement; arrangement; applicable Law; fiduciary, quasi-fiduciary or similar duty; or any other obligation.

“Leased Assets” means all Business Assets in which the Subject Entities own or hold a leasehold interest.

“Losses” means claims, demands, complaints, actions, litigation, hearings, lawsuits, proceedings, investigations, charges, damages, dues, fines, costs, penalties, deficiencies, judgments, injunctions, orders, decrees, rulings, losses, liabilities, amounts paid in settlement, Obligations, expenses and fees (including court costs and attorneys’ fees and expenses), Taxes and liens, but excluding (except as provided in Section 8 with respect to Third Party Claims) punitive, exemplary, special, indirect, incidental and consequential damages.

“Non-Current Liabilities” means all non-current liabilities of each Subject Entity, but excluding (a) deferred Tax liabilities, (b) the Poseidon Debt (Actual) and (c) asset retirement obligations.

“Non-Party Affiliates” has the meaning set forth in Section 11(r).

“Obligations” means duties, liabilities and obligations, whether vested, absolute or contingent, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory or otherwise.

“Ordinary Course of Business” means the ordinary course of business consistent with the applicable Person’s past custom and practice (including with respect to quantity, quality and frequency).

“Organizational Documents” means (i) the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, limited liability company operating agreement, certificate of limited partnership, partnership agreement, certificates and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto; and (ii) with respect to the applicable Subject Entities, the applicable Reorganization Documents.

“Outside Date” means September 30, 2015; provided, that, if pursuant to Section 5(k), the Buyer requests Supplemental Combined Financial Statements on or before July 16, 2015 and the Buyer does not receive such Supplemental Combined Financial Statements by 5:30 P.M. (Houston time) on August 14, 2015, then the Buyer, by providing written notice to the Seller in accordance with Section 11(k), may elect to extend such date from time to time until (and including) the date that occurs a number of days after August 14, 2015 equal to the number of days after August 14, 2015 on which the Buyer receives the Supplemental Combined Financial Statements.

“Party” or “Parties” means any of the Buyer or the Seller, individually or collectively, as the case may be.

“Percentage Interest” means, with respect to each Subject Entity, the percentage of all the outstanding Equity Interest in such Person that the Buyer actually acquires (directly or indirectly) from the Seller pursuant to this Agreement; provided that, unless the context otherwise requires, the Percentage Interest of any Company Joint Venture Subsidiary shall be equal to the Percentage Interest of the applicable Company Joint Venture.

“Permit” means all permits, licenses, authorities, consents, registrations, certificates, waivers, exceptions, orders, variances, approvals, and similar authorizations.

“Permitted Encumbrances” means (a) any liens securing Taxes and assessments that are not yet past due and payable, (b) any liens, inchoate, mechanic’s, materialmen’s and similar liens incurred in the Ordinary Course of Business and securing amounts that are not yet past due, (c) any Obligations or duties reserved to or vested in any Governmental Authority to regulate any assets of any relevant Person in any manner, including any applicable laws, (d) any inchoate liens or other Encumbrances incurred in the Ordinary Course of Business and created pursuant to any operating, construction, operation and maintenance, lease or other operating agreements for which amounts are not yet past due, (e) vendor’s liens in respect of trade payables of the Seller, its Affiliates or the Company Joint Venture Entities with respect to the Business Assets, in each case incurred in the Ordinary Course of Business and not yet past due, (f) any easements, rights-of-way, restrictions and other similar arrangements incurred in the Ordinary Course of Business and which do not in any case materially affect the value of or interfere with the use of the affected Business Asset in the manner in which it is used in the Business, (g) any condition that would be shown on an accurate survey or upon personal inspection of the owned properties identified on Schedule 1(b)(i), and (h) any items set forth on Schedule 1(b)(ii).

“Person” means an individual or entity, including any partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization or Governmental Authority (or any department, agency or political subdivision thereof).

“Poseidon” means Poseidon Oil Pipeline Company, L.L.C., a Delaware limited liability company.

“Poseidon Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of February 27, 2015, among Poseidon, Wells Fargo Bank, National Association, as administrative agent, issuing bank, and swingline lender, and each of the financial institutions that is a signatory or becomes a party thereto, as amended, supplemented or otherwise modified from time to time.

“Poseidon Debt (Actual)” means the actual amount of borrowings outstanding under the Poseidon Credit Agreement as of the Closing.

“Poseidon Debt (Normal)” means $197,750,000 in borrowings outstanding under the Poseidon Credit Agreement.

“Poseidon Liens” means the Encumbrances securing Poseidon’s Obligations under the Poseidon Loan Documents.

“Poseidon Loan Documents” means the Poseidon Credit Agreement and all other “Financing Documents” (as defined in the Poseidon Credit Agreement).

“Poseidon Waiver Letter” means that certain Waiver Letter between Equilon Enterprises LLC d/b/a Shell Oil Products US, Shell Midstream Operating LLC, Poseidon Pipeline Company, L.L.C. and GEL Poseidon LLC dated as of June 30, 2015.

“Post-Closing Tax” means any Tax due with respect to any Post-Closing Tax Return.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date.

“Post-Closing Tax Return” means any Tax Return that is required to be filed with respect to a Post-Closing Tax Period.

“Pre-Closing Tax” means any Tax due with respect to any Pre-Closing Tax Return

“Pre-Closing Tax Period” means any Tax periods or portions thereof ending on or before the Closing Date.

“Pre-Closing Tax Return” means any Tax Return that is required to be filed with respect to a Pre-Closing Tax Period.

“Preferential Rights” means all purchase rights, options, or other rights, whether or not currently exercisable, held by any Person to purchase or acquire any portion of the Acquired Equity Interests, Business Assets or Business, in whole or in part, other than the Buyer Preferential Rights.

“Prime Rate” means that variable rate of interest per annum published from time to time in the Wall Street Journal as the prime rate at the time such rate must be determined under the terms of this Agreement.

“Proposed Closing Statement” has the meaning set forth in Section 2(f)(i).

“Purchase Price” means $1,500,000,000 plus (a) the amount, if any, by which the total of the Purchase Price Increases exceed the total of the Purchase Price Decreases, or minus (b) the amount, if any, by which the total of the Purchase Price Decreases exceed the total of the Purchase Price Increases.

“Purchase Price Decreases” means, without duplication of any amounts, (a) if the Working Capital is negative at the Working Capital Valuation Time, then such amount, (b) the aggregate amount of any cash dividends or distributions made in respect of any Acquired Equity Interests after the Working Capital Valuation Time and prior to or at the Closing (but only to the extent such cash dividends or distributions are expressly permitted by Section 5(c)(vii)), (c) the amount of the Poseidon Debt (Actual), if any, in excess of the Poseidon Debt (Normal) as of the Closing, (d) the sum of the positive difference by which the amount of the Non-Current Liabilities as of the Closing exceeds the amounts set forth on Schedule 1(c); and (e) the amount by which Working Capital decreases or is used (i.e. Current Assets decrease and/or the Current Liabilities increase) as a result of satisfying any Non-Current Liabilities or Indebtedness under the Poseidon Loan Documents during the period between the Working Capital Valuation Time and Closing. Notwithstanding the foregoing, each Purchase Price Decrease related to a Subject Entity shall be calculated based on the Percentage Interest applicable to the applicable Subject Entity to which such Purchase Price Decrease is attributable.

“Purchase Price Increases” means, without duplication of any amounts, (a) if the Working Capital is positive at the Working Capital Valuation Time, then such amount, (b) the aggregate amount of any cash contributions received in respect of any Acquired Equity Interests after the Working Capital Valuation Time and prior to or at the Closing (but only to the extent such cash contributions are expressly authorized by the Buyer), (c) the sum of the positive difference by which the amounts set forth on Schedule 1(c) exceeds the amount of the Non-Current Liabilities as of the Closing, (d) the amount of the Poseidon Debt (Normal) in excess of the Poseidon Debt (Actual), if any, as of the Closing, (e) the aggregate amount of the planned capital expenditures set forth on Schedule 1(d) that any applicable Subject Entity has either actually paid prior to the Working Capital Valuation Time or recorded as a Current Liability as of the Working Capital Valuation Time, and (f) the amount by which Working Capital increases (i.e. Current Assets increase and/or the Current Liabilities decrease) as a result of the incurrence of any Non-Current Liabilities or Indebtedness under the Poseidon Loan Documents during the period between the Working Capital Valuation Time and the Closing. Notwithstanding the foregoing, each Purchase Price Increase with respect to a Subject Entity shall be calculated based on the Percentage Interest applicable to the applicable Subject Entity to which such Purchase Price Increase is attributable.

“Real Property Interests” means any parcels of land owned in fee simple, or any parcels of land subject to leases, easements, rights-of-way, franchises, permits, licenses and other rights and interests in real property.

“Reimbursement Agreement” means that certain Reimbursement Agreement between the Buyer and the Seller dated May 21, 2015.

“Remediation” means any investigation, monitoring, removal, remediation, corrective action, response action, mitigation, treatment, decontamination or cleanup of Hazardous Substances, pollution or contamination present or alleged to be present in the Environment.

“Reorganization Actions” means the actions set forth on Schedule 1(e) that were taken prior to the date hereof.

“Reorganization Documents” means the documents identified on Schedule 1(e) that were entered into prior to the date hereof and previously delivered to the Buyer.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 3(g).

“Seller” has the meaning set forth in the preamble.

“Seller Adverse Effect” means any change, effect, event, occurrence, condition or other circumstance relating to the rights, obligations, business, operations, assets, liabilities, results of operations or condition (financial or otherwise), and relationships of the Business (including those of the Subject Entities and the Seller Parties to the extent constituting any portion of the Business), taken as a whole, that, individually or in the aggregate, with other changes, effects, events, conditions or other circumstances adversely affects, or that would or could reasonably be expected to adversely affect, the value of such rights, obligations, business, operations, assets, liabilities, results of operations or condition (financial or otherwise), and relationships; provided that in determining whether a Seller Adverse Effect has occurred, changes, effects, events, conditions or other circumstances relating to the following shall not be considered to give rise to or constitute a Seller Adverse Effect: (a) changes generally applicable to the industry in which the Business and the Subject Entities operate, including any changes generally applicable to the oil and gas pipeline business in the continental United States; (b) United States or global economic conditions or financial markets in general; (c) (i) the execution and delivery of this Agreement, announcement or pendency of the consummation of the transactions under this Agreement or (ii) any acts or omissions required by this Agreement; (d) the fluctuations in the financial, credit, banking or securities markets, including prevailing interest rates and currency exchange rates; (e) changes in the international, national, regional or local markets for commodities or supplies, including energy and fuel, used in the Business, including prevailing commodities prices; (f) changes in accounting principles, including the interpretation thereof; (g) acts of war (whether or not declared), outbreaks of hostilities, military action, insurrection, sabotage or terrorism, or any escalation or worsening thereof; (h) any natural or man-made disasters or other force majeure events; and (i) any failure of the Business to meet any internal projections or forecasts (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such failure that are not otherwise excluded from the definition of a Seller Adverse Effect may be taken into account in determining whether there has been a Seller Adverse Effect, including (i) a breach, violation or inaccuracy of any of the Seller’s representations and warranties or covenants contained herein, or (ii) an abnormality); provided further, however, that to be excluded under subsection (a)–(i), other than subsection (c) above, such condition may not disproportionately affect, as compared to others in such industry, the Seller, the Business, the Subject Entities, or their respective rights, obligations, businesses, operations, assets, liabilities, results of operations or condition (financial or otherwise), and relationships.

“Seller Benefit Plan” has the meaning set forth in Section 5(j)(v).

“Seller Employee Liability” has the meaning set forth in Section 5(j)(v).

“Seller Fundamental Representations and Warranties” means any representation or warranty contained in Section 4(b) (Authorization of Transaction), 4(d) (Brokers’ Fees), 4(f) (Capitalization), 4(g) (No Other Subsidiaries or Joint Ventures), 4(j) (Tax Matters), 4(q) (Indebtedness and Encumbrances), 4(r) (Preferential Rights) and 4(u) (Arrangements).

“Seller Group” means the Seller and each entity that is an Affiliate of the Seller (excluding any individuals, whether acting as a director, manager, partner, officer, employee, agent or other representative performing similar functions).

“Seller Indemnitees” means (a) the Seller, (b) each Affiliate of the Seller (including Enterprise Products Partners L.P., a Delaware limited partnership, and EPCO), (c) each Person that is a director, manager, partner, officer, employee, agent or other representative (or Person performing similar functions) of any Person described in (a) or (b) above, but only to the extent such Person is acting in such capacity.

“Seller Marks” has the meaning set forth in Section 6(f).

“Seller Material Adverse Effect” means a Seller Adverse Effect that, individually or in the aggregate, is material or that would or could reasonably be expected to delay or adversely affect the Seller’s ability to close the transactions contemplated by this Agreement.

“Seller Parties” means the Seller, GTM, DEP, and EPCO and any other Affiliate of the Seller that is a party to any Transaction Agreement or Reorganization Document.

“Seller Required Consents” has the meaning set forth in Section 7(a)(v).

“Ship Licenses” means those non-transferrable communications licenses identified on Schedule 4(l).

“Software” means any and all of the following that are owned by, licensed to, or used by (or for the benefit of) the Seller or its Affiliates in connection with the Business: (a) computer programs and other software (including application software, firmware, middleware, and application program interfaces, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code), (b) cloud computing software (e.g., provided as software as a service), (c)

databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (d) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (e) documentation including user manuals and other training documentation related to any of the foregoing; provided, however, that Software does not include off-the-shelf software of an uncustomized and general nature that is generally available and licensed by the Seller and not unique to the Seller, such as accounting, tax and similar software.

“Special Buyer Indemnity Obligations” means, except to the extent constituting or relating to an Excluded Asset and/or a Special Seller Indemnity Obligation, (i) Environmental Losses which result from, relate to or arise out of: (A) any Obligations to the extent arising out of the Buyer’s access to or use of the Business Assets prior to the Closing; (B) the ownership, use, construction, operation, maintenance, repair, expansion or management of the Business Assets by the Buyer Group on or after the Closing; or (C) any other Environmental Losses with respect to the Business Assets not governed by clauses (A) or (B) above, (ii) all existing and future Obligations, including Third Party Claims, associated with or for, decommissioning, dismantlement, abandonment and removal activities and obligations with respect to the Business Assets, whether such Obligations are required or incurred by applicable Laws, any Governmental Authority, Business Contracts or Real Property Interests, including: (A) all dismantlement, abandonment and removal of facilities, pipelines and flowlines and all other assets of any kind related to or associated with operations or activities conducted on the Business Assets; (B) the clearance, reclamation, Remediation and restoration of sites or areas (including land, surface or subsurface water and water bottom) affected by the Business Assets being decommissioned, dismantled, abandoned or removed; and (C) any other activity required to comply with the requirements of any agreement, applicable Law or applicable permits to deliver up the Business Assets and sites or areas affected by the Business Assets in the condition so required, (iii) Investigation Losses, and (iv) Losses which result from, relate to or arise out of any surety bonds or other credit support set forth on Schedule 6(g).

“Special Seller Indemnity Obligations” means (i) any and all Environmental Losses that result from, relate to or arise out of the Excluded Assets or any member of the Seller Group’s gross negligence or willful misconduct (whether sole, passive, active or concurrent) in the ownership, use, construction, operation, maintenance, repair, expansion or management of the Business Assets prior to the Closing, (ii) any and all Obligations or Losses that result from, relate to or arise out of the ownership, use, construction, operation, maintenance, repair, expansion or management of the Excluded Assets, (iii) any and all Obligations or Losses that result from, relate to or arise out of the ownership, use, construction, operation, maintenance, repair, expansion or management by the Seller, its Affiliates or other Person (to the extent such Person was under the direction of the Seller or its Affiliate) (other than the Buyer or its Affiliates immediately prior to the Closing) of any of the Seller’s or any of its Affiliate’s assets, real or personal, tangible or intangible, or other interests, in addition to the Excluded Assets, that are not part of the Business, in each case, as of the Closing, and (iv) any Seller Benefit Plan or any Seller Employee Liability.

“Straddle Period” means a Tax period or year commencing before and ending after the Closing Date.

“Straddle Return” means a Tax Return for a Straddle Period.

“Subject Entities” means (a) the Companies, (b) the Company Subsidiaries and (c) the Company Joint Venture Entities.

“Subsidiary” means, with respect to any Person, at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the Equity Interests or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held or (b) that is, as of such date, otherwise Controlled, by such Person and/or one or more subsidiaries of such Person. For the avoidance of doubt, the Company Joint Ventures and their Subsidiaries shall be deemed not to be Subsidiaries of any Company.

“Supplemental Combined Financial Statements” means with respect to the Business, the (a) unaudited combined balance sheet as of June 30, 2015, (b) unaudited combined statements of operations, cash flows and owners’ equity for the three and six months ended June 30, 2015 and 2014, and (c) applicable footnotes.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), custom duties, capital stock, franchise, profits, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the liability for Taxes of any other person whether or not shown as due or payable on any Tax Return or Tax Records.

“Tax Benefit” means an amount by which the Tax liability of a Party (or group of Persons including the Party) is reduced (including by deduction, reduction of income by virtue of increased Tax basis or otherwise, entitlement of refund, credit, or otherwise).

“Tax Records” means all Tax Returns and Tax-related work papers relating to the Business.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable and whether or not reduced to practice), apparatus, creations, improvements, databases, works of authorship and other similar materials.

“Third Party Claim” has the meaning set forth in Section 8(d)(i).

“Transaction Agreements” means this Agreement, each of the Acquired Equity Interests Assignment Agreements, the Transition Services Agreement and all other contracts executed and delivered in connection with the transactions contemplated herein.

“Transition Services Agreement” means that certain Transition Services Agreement, substantially in the form of Exhibit D, to be entered into at the Closing.

“WARN Act” has the meaning set forth in Section 4(t)(iii).

“Working Capital” means the sum of (a) with respect to the Companies (including the Company Subsidiaries), the consolidated (after elimination of intercompany accounts among the Companies (including the Company Subsidiaries)) Current Assets minus Current Liabilities plus (b) with respect to the Company Joint Ventures (including their Company Joint Venture Subsidiaries), the sum of the applicable Percentage Interest of each such Person’s Current Assets minus Current Liabilities. Notwithstanding the foregoing, the term “Working Capital” shall not include (without duplication) the value of any Current Assets or Current Liabilities for which this Agreement otherwise specifically allocates the ultimate economic costs or benefits to the Seller or the Buyer. Schedule 1(f) sets forth the Working Capital for the Subject Entities as of December 31, 2014 and March 31, 2015.

“Working Capital Valuation Time” means (a) if the Closing occurs on the last day of a calendar month, at 11:59 p.m. (Houston Time) on the Closing Date or (b) in all other cases, at 11:59 p.m. (Houston Time) on the last day of a calendar month immediately preceding the calendar month in which the Closing occurs.

2. Purchase and Sale.

(a) Purchase and Sale of Acquired Equity Interests. Subject to the terms and conditions of this Agreement, on the Closing Date, the Seller agrees to sell, convey and transfer (or cause to be sold, conveyed and transferred) to the Buyer (or its designee(s)), and the Buyer agrees to purchase and acquire (or cause its designee(s) to purchase and acquire), all rights, title and interest in and to the Acquired Equity Interests, free and clear of all Encumbrances other than existing Encumbrances under the Organizational Documents of the applicable Person and restrictions on transfer under applicable securities Laws, for the Purchase Price. For the avoidance of doubt, this Agreement does not, and is not intended to, provide for or require a conveyance by Seller to the Subject Entities or to Buyer of any Excluded Assets.

(b) Consideration. In consideration for the sale, conveyance and transfer of the Acquired Equity Interests as contemplated in Section 2(a), the Buyer agrees to deliver (or cause to be delivered) the Purchase Price to the Seller or its designee(s) for the benefit of the Seller, in the form of cash by wire transfer of immediately available funds to the account(s) designated by the Seller. At the Closing, the Buyer shall deliver (or cause to be delivered) to the Seller the estimated Purchase Price as set forth in the Proposed Closing Statement.

(c) The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Akin Gump Strauss Hauer & Feld LLP, 1111 Louisiana, 44th Floor, Houston, Texas, commencing at 9:00 a.m., local time, on the third Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby has occurred (other than conditions with respect to actions each Party shall take at the Closing itself) and, if prior to September 30, 2015, in addition to such satisfaction or waiver of such conditions, solely for purposes of permitting the Buyer’s arrangement of one or more Financings in connection with the transactions contemplated by this Agreement, following written notice by Buyer of its ability to close based on such Financing, or such other date as the Parties may mutually determine (the “Closing Date”).

(d) Seller’s Deliveries at the Closing. At the Closing, the Seller shall deliver (or cause to be delivered) to the Buyer:

(i) The Acquired Equity Interests Assignment Agreements, duly executed by each Seller Party who is a party thereto.

(ii) The Transition Services Agreement, duly executed by EPCO and Enterprise Operating Company LLC.

(iii) A Closing Tax Certificate, duly executed on behalf of the applicable transferor.

(iv) An officer’s certificate, substantially in the form of Exhibit E-1, duly executed on behalf of the Seller.

(v) A Secretary’s certificate, substantially in the form of Exhibit F-1, duly executed on behalf of the Seller Parties and each Company and Company Subsidiary.

(vi) Evidence of the resignation or removal of any officers, directors, managers and other representatives of each (x) Company, (y) Company Subsidiary and (z) Company Joint Venture Entity that the Seller or its Affiliates has appointed and has the Legal Right to remove or cause the resignation or removal of as of the Closing.

(vii) All other Transaction Agreements required to be delivered by the Seller, duly executed by or on behalf of the applicable Seller Party.

(e) Buyer’s Deliveries at the Closing. At the Closing, the Buyer shall deliver (or cause to be delivered) to the Seller:

(i) The Acquired Equity Interests Assignment Agreements, duly executed by the Buyer (or its designee(s)).

(ii) The Transition Services Agreement, duly executed by the Buyer (or its designee).

(iii) An officer’s certificate, substantially in the form of Exhibit E-2, duly executed on behalf of the Buyer.

(iv) A secretary’s certificate, substantially in the form of Exhibit F-2, duly executed on behalf of the Buyer Parties.

(v) All other Transaction Agreements required to be delivered by the Buyer, duly executed by or on behalf of the applicable Buyer Party.

(vi) Delivery of the Purchase Price required pursuant to Section 2(b).

(f) Proposed Closing Statement and Post-Closing Adjustment.

(i) Unless otherwise agreed by the Parties, at least three Business Days prior to the Closing Date, the Seller, with the reasonable assistance of the Buyer, shall cause to be prepared and delivered to the Buyer a statement (the “Proposed Closing Statement”), setting forth the Seller’s reasonable good faith estimate, including reasonable detail, of the Purchase Price and the components thereof including any Purchase Price Increases and Purchase Price Decreases and any other adjustments expressly provided in this Agreement.

(ii) As soon as reasonably practical, but in any event no later than 45 days following the Closing Date, the Seller, with the reasonable assistance of the Buyer, shall cause to be prepared and delivered to the Buyer a statement, including reasonable detail, of the Purchase Price and the components thereof including any Purchase Price Increases and Purchase Price Decreases, and any other adjustments expressly provided in this Agreement, which statement shall be, except to the extent not reasonably practical, similar in all material respects in form and scope to that presented by the Seller in the Proposed Closing Statement (the “Closing Statement”). The Buyer shall, and shall cause each of the Companies and the Company Subsidiaries to, provide the Seller and its representatives reasonable access, upon reasonable notice and during the regular business hours of the Buyer, to the books and records of the Companies and the Company Subsidiaries and, to the extent it has the Legal Right, to the Company Joint Venture Entities that are reasonably necessary for the Seller to prepare the Closing Statement.

(iii) Upon receipt of the Closing Statement, the Buyer and the Buyer’s independent accountants shall be permitted to examine the schedules and other information used or generated in connection with the preparation of the Closing Statement and such other documents as the Buyer may reasonably request in connection with its review of the Closing Statement. Within 30 days of receipt of the Closing Statement, the Buyer shall deliver to the Seller a written statement describing in reasonable detail its objections, if any, to any amounts or items set forth on the Closing Statement. If the Buyer does not raise objections within such period, then the Closing Statement shall become final and binding upon the Buyer. If the Buyer raises objections, the Parties shall negotiate in good faith to resolve any such objections. If the Parties are unable to resolve any disputed item (other than disputes involving the application or interpretation of the Law or other provisions of this Agreement) within 30 days after the Buyer’s delivery to the Seller of its written statement of objections to the Closing Statement, any such disputed item shall be submitted to a nationally recognized independent accounting firm mutually agreeable to the Parties who shall be instructed to resolve such disputed item in accordance with the terms of this Agreement within 30 days. The resolution of disputes by the accounting firm so selected shall be set forth in writing and shall be conclusive, binding and non-appealable upon the Parties, and the Closing Statement, as adjusted by the resolution of the disputed items, shall thereupon become final and binding. The fees and expenses of such accounting firm shall be paid one-half by the Buyer and one-half by the Seller. The Parties agree that any disputed item related to the application or interpretation of the Law or other provisions of this Agreement shall not be resolved by the designated accounting firm, but shall instead be resolved by litigation among the Parties if the Parties are unable to resolve such disputed item through agreement. For the avoidance of doubt, any recovery or amount to which a Party is entitled after Closing for any error or inaccuracy in the Closing Statement shall not be limited by or subject to the Deductible Amount or the Cap Amount.

(iv) If the Purchase Price as set forth on the Closing Statement exceeds the estimated Purchase Price as set forth on the Proposed Closing Statement, the Buyer shall pay the Seller cash in the amount of such excess. If the estimated Purchase Price as set forth on the Proposed Closing Statement exceeds the Purchase Price as set forth on the Closing Statement, the Seller shall pay to the Buyer cash in the amount of such excess. After giving effect to the foregoing adjustments, any amount to be paid by the Buyer to the Seller, or to be paid by the Seller to the Buyer, as the case may be, shall be paid in the manner and with interest as provided in Section 2(f)(v) at a mutually convenient time and place within five Business Days after the later of acceptance of the Closing Statement or the resolution of the Buyer’s objections thereto.

(v) Any cash payments pursuant to this Section 2(f) shall be made by causing such payments to be credited in immediately available funds to such account or accounts of the Buyer or the Seller, as the case may be, as may be designated by the Buyer or the Seller, as the case may be. If any cash payment is being made after the fifth Business Days referred to in Section 2(f)(iv), the amount of the cash payment to be made pursuant to this Section 2(f) shall bear interest from and including such fifth Business Day to, but excluding, the date of payment at a rate per annum equal to the Prime Rate plus two percent. Such interest shall be payable in cash at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which payment is due.

(vi) Each Party shall bear its own expenses incurred in connection with the preparation and review of the Closing Statement.

(vii) The Parties acknowledge and agree that any inaccuracies, omissions, mischaracterizations or similar errors contained in the Proposed Closing Statement or the Closing Statement shall not be subject to any “deductible” provided in Sections 8(b)(i) and 8(c)(i), including the Deductible Amount, or any “cap” provided in Sections 8(b)(v) and 8(c)(v), including the Cap Amount.

3. Representations and Warranties Concerning the Buyer Parties. The Buyer hereby represents and warrants to the Seller that the following statements contained in this Article 3 are true and correct as of the date hereof and the Closing Date.

(a) Organization and Good Standing. Each of the Buyer Parties is duly organized, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified and in good standing under the Laws of each other jurisdiction that requires qualification, except where the failure to be so qualified or in good standing would not, or could not reasonably be expected to, individually or in the aggregate, delay or materially affect the Buyer’s ability to close the transactions contemplated by this Agreement. Each Buyer Party has full power and authority to carry on the business in which it is engaged, and to own and use the properties owned and used by it except where the failure to own and use the properties owned and used would not, or could not reasonably be expected to, individually or in the aggregate, delay or adversely affect any Buyer Parties’ ability to close the transactions contemplated by this Agreement and the other Transaction Agreements to which such Buyer Party is a party. There is no proposed, pending or, to the Buyer’s Knowledge, threatened action (or, to the Buyer’s Knowledge, Basis therefor) for the dissolution, liquidation, insolvency or rehabilitation of any Buyer Party.

(b) Authorization of Transaction. Each Buyer Party has full power and authority (including full entity power and authority) to execute and deliver each Transaction Agreement to which such Buyer Party is a party, to perform its obligations thereunder, and to consummate the transactions contemplated thereby. All action on the part of each Buyer Party and, to the extent applicable, holders of its equity interests, for the execution and delivery of each Transaction Agreement to which such Buyer Party is a party and the performance of its obligations thereunder, has been taken. Each Transaction Agreement to which a Buyer Party is a party constitutes the valid and legally binding obligation of such Buyer Party, enforceable against such Buyer Party in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) Noncontravention; Consents and Approvals. Except as set forth on Schedule 3(c), neither the execution and delivery of any Transaction Agreement to which any Buyer Party is a party, nor the performance by any Buyer Party of its obligations under the Transaction Agreements to which such Buyer Party is a party nor the consummation of any of the transactions contemplated thereby, shall, (i) violate any Organizational Document of any Buyer Party, (ii) violate or conflict with any Law to which such Buyer Party is subject or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel or require any notice, payment or lien under any agreement, contract, lease, license, instrument or other arrangement to which such Buyer Party is a party or by which such Buyer Party is bound or to which any of the Buyer Parties’ assets are subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, right to payment or other compensation or Encumbrance would not, or could not reasonably be expected to, individually or in the aggregate, delay or materially affect any Buyer Parties’ ability to consummate the transactions contemplated by this Agreement or any other Transaction Agreement to which such Buyer Party is a party. Except for filings required to be made under the HSR Act, authorization required by Environmental Requirements set forth on Schedule 3(c), and applicable securities Laws, no Buyer Party needs to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority or any other Person to consummate the transactions contemplated by this Agreement or any other Transaction Agreement to which such Buyer Party is a party.

(d) Brokers’ Fees. Except as set forth on Schedule 3(d), no Buyer Party has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

(e) No Other Representations or Warranties. Except as and to the extent set forth in this Agreement and the other Transaction Agreements, the Buyer makes no representations or warranties whatsoever to the Seller and hereby disclaims all liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to any Seller Party or their representatives (including any opinion, information, projection, or advice that may have been or may be provided to any Seller Party by any director, officer, employee, agent, consultant, or representative of the Buyer or any Affiliate thereof). The Buyer makes no representations or warranties to any Seller Party regarding profitability of the Buyer.

(f) No Reliance. Each Buyer Party has reviewed and has had access to all documents, records, and information, as well as facilities of the Business and key employees of the Seller, which it desired to review in connection with its decision to enter into the Transaction Agreements to which such Buyer Party is a party, and to purchase the Acquired Equity Interests and to consummate the transactions contemplated thereby, as applicable. In deciding to enter into this Agreement and the other Transaction Agreements, and to consummate the transactions contemplated hereby and thereby, each Buyer Party has relied solely upon its own knowledge, independent investigation, review and analysis, examination, inspection and determination (and that of its representatives) with respect thereto, and not on any disclosure or representation made by, or any duty to disclose on the part of, the Seller, its Affiliates, or any of their respective representatives, other than the representations and warranties of the Seller expressly set forth in Article 4 and the other Transaction Agreements.

(g) Acquisition of Acquired Equity Interests for Investment. The Acquired Equity Interests, when acquired by Buyer (or its designee(s)) at the Closing, will be acquired from the Seller Parties for Buyer’s own account, for investment purposes, and Buyer is not acquiring the Acquired Equity Interests from the Seller Parties with a view to, or to make offers of sales for the Seller Parties in connection with, any distribution thereof, or to participate or have a direct or indirect participation in any such undertaking, or to participate or have a participation in the direct or indirect underwriting of any such undertaking, in each case within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities Laws. The Buyer understands that: (i) the Acquired Equity Interests have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act and have not been qualified under any state securities Laws on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration thereunder; and (ii) the Seller Parties’ reliance on such exemptions is predicated on the Buyer’s representations set forth herein. The Buyer understands that the resale of the Acquired Equity Interests may be restricted indefinitely, unless a subsequent disposition thereof is registered under the Securities Act and registered under any state securities Law or are exempt from such registration. The Buyer is an “accredited investor” as that term is defined in Rule 501 of

Regulation D promulgated by the SEC under the Securities Act. The Buyer is able to bear the economic risk of the acquisition of the Acquired Equity Interests pursuant to the terms of this Agreement, including a complete loss of the Buyer’s investment in the Acquired Equity Interests, for an indefinite period of time and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of its acquisition of the Acquired Equity Interests. For purposes of state “blue sky” Laws, the Buyer represents and warrants that the principal executive offices of the Buyer are located in the State of Texas and that the decision by the Buyer Parties to acquire the Acquired Equity Interests shall be deemed to occur solely in the State of Texas.

(h) Sufficiency of Funds. Prior to the date of this Agreement, Buyer delivered that certain Commitment Letter from Wells Fargo Bank, N.A., WF Investment Holdings, LLC, Wells Fargo Securities, LLC, Bank of America, N.A., Merrill Lynch, Pierce Fenner & Smith Incorporated, Bank of Montreal, and BMO Capital Markets Corp., dated July 16, 2015 to Seller (the “Commitment Letter”). On the Closing Date, the Buyer will have sufficient funds to fund the payment of the Purchase Price. The Buyer’s obligation to consummate the transactions contemplated by this Agreement at the Closing is not subject to any condition or contingency with respect to financing from any source.

(i) Litigation. There is no legal, equitable, bankruptcy, administrative or other action or proceeding pending or, to the Buyer’s Knowledge, threatened against Buyer before any arbitrator or Governmental Authority, which questions or challenges the validity of this Agreement or any action taken or to be taken by Buyer pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, and Buyer does not have Knowledge of any such action, proceeding or investigation which the Buyer believes is reasonably likely of assertion, other than potential inquiries by the FTC.

4. Representations and Warranties Concerning the Seller Parties, the Subject Entities and the Business. The Seller hereby represents and warrants to the Buyer that the following statements contained in this Article 4 are true and correct as of the date hereof and the Closing Date. Notwithstanding anything in this Article 4 to the contrary, (i) except for the representations and warranties contained in Section 4(f)(i) and 4(f)(ii), any representation and warranty relating to the Company Joint Venture Entities (whether referenced directly or indirectly through other defined terms) or their respective assets shall be qualified as to the Seller’s Knowledge; and (ii) no representation or warranty is being made under Section 4(a), 4(b) or 4(c) with respect to any Reorganization Document to the extent it would conflict with the Buyer’s obligation to indemnify the Seller Indemnitees under Section 8(c)(i) for the matters identified on Schedule 4(r).

(a) Organization and Good Standing. Each of the Seller Parties and each of the Subject Entities is duly organized, validly existing and in good standing under the Laws of the state of its formation. The Seller Parties and each of the Subject Entities is duly qualified and in good standing under the Laws of each other jurisdiction that requires qualification, except where the failure to be so qualified or in good standing would not, or could not reasonably be expected to, individually or in the aggregate, have a Seller Material Adverse Effect. Each Seller Party and each Subject Entity has full power and authority to carry on the business in which it is engaged, and to own and use the properties owned and used by it except where the failure to own and use the properties owned and used would not, or could not reasonably be expected to, individually or in the aggregate, have a Seller Material Adverse Effect. The Seller has delivered to the Buyer correct and complete copies of each Subject Entity’s Organizational Documents entered into on or prior to the date hereof, as amended to date. None of the Subject Entities is in breach of any provision of its Organizational Documents. To the Seller’s Knowledge, no other equity owner of any Subject Entity (other than an Affiliate of the Buyer) that has more than one equity owner is in breach, default or violation of any Organizational Document of a Subject Entity. There is no proposed, pending or, to the Seller’s Knowledge, threatened action (or, to the Seller’s Knowledge, Basis therefor) for the dissolution, liquidation, insolvency or rehabilitation of any Seller Party or Subject Entity.

(b) Authorization of Transaction. Each Seller Party has (or had, in the case of the Reorganization Documents) full power and authority (including full entity power and authority) to execute and deliver each Transaction Agreement and Reorganization Document to which such Seller Party is a party, to perform its obligations thereunder, and to consummate the transactions contemplated thereby. All action on the part of each Seller Party and, to the extent applicable, holders of its equity interests, for the execution and delivery of each Transaction Agreement and Reorganization Document which such Seller Party is a party and the performance of its obligations thereunder, has been taken. Each Transaction Agreement and Reorganization Document to which any Seller Party is a party constitutes the valid and legally binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) Noncontravention, Consents and Approvals. Except as set forth on Schedule 4(c), neither the execution and delivery of any Transaction Agreement or Reorganization Document to which any Seller Party is a party, nor the performance by any Seller Party of its obligations under the Transaction Agreements and Reorganization Documents to which such Seller Party is a party nor the consummation of any of the transactions contemplated thereby, shall, (i) violate (or have violated, in the case of the Reorganization Documents) any Organizational Document of any Seller Party or any Subject Entity, (ii) violate or conflict with (or have violated or conflicted with, in the case of the Reorganization Documents) any Law to which such Seller Party or any Subject Entity is subject or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel or require any notice, payment or lien under (or have conflicted with, resulted in a breach of, constituted a default under, resulted in acceleration of, created in any Person the right to accelerate, terminate, modify or cancel or required any notice, payment or lien under, in the case of the Reorganization Documents) any agreement, contract, lease, license, instrument or other arrangement to which such Seller Party or a Subject Entity is a party, or by which such Seller Party or any Subject Entity is bound or to which any of its assets are subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, right to payment or other compensation or Encumbrance, did not, would not, or could not reasonably be expected to, as applicable, individually or in the aggregate, result in a Seller Adverse Effect of more than $10,000,000. Except as set forth on Schedule 4(c), no Seller Party needs to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority or any other Person to consummate the transactions contemplated by this Agreement, any other Transaction Agreement or any Reorganization Document to which such Seller Party is a party, except as did not, would not, or could not reasonably be expected to, as applicable, individually or in the aggregate, result in a Seller Adverse Effect of more than $10,000,000.

(d) Brokers’ Fees. None of the Seller, its Affiliates or the Company Joint Venture Entities has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

(e) Title to and Condition of Assets.

(i) Each of the Subject Entities has good and valid title to all of the Business Assets applicable to it other than the Leased Assets, and a valid leasehold interest in all of the Leased Assets applicable to it, except for (A) Permitted Encumbrances and (B) Encumbrances disclosed in Schedule 4(e)(i).

(ii) The Business Assets, other than the Excluded Assets, constitute all of the material assets necessary to conduct the Business in substantially the same manner as currently conducted by the Seller, its Affiliates and the Company Joint Venture Entities, as applicable, and during the periods reflected in the Combined Financial Statements, and, if applicable, the Supplemental Combined Financial Statements.

(iii) To the Seller’s Knowledge, except as set forth on Schedule 4(e)(iii), each of the material Business Assets whether owned or leased, is in good, serviceable condition and fit for the particular purpose for which it is currently being used, subject only to normal maintenance requirements and normal wear and tear reasonably expected in the Ordinary Course of Business.

(f) Capitalization.

(i) Schedule 4(f)(i) specifies (A) the owners beneficially and of record of the issued and outstanding Equity Interests in each Company and each Company Subsidiary and the holder(s) of any Commitment or Preferential Right to acquire any such Equity Interests and (B) the Companies, the Company Subsidiaries, the Company Joint Venture Entities and the Seller Group members that are the owners beneficially and of record of the issued and outstanding Equity Interests in each Company Joint Venture Entity and the holder(s) of any Commitment or Preferential Right to acquire any such Equity Interests.

(ii) The Equity Interests in each Company and Company Subsidiary specified in Schedule 4(f)(i) constitute 100% of the issued and outstanding Equity Interests in each Company and Company Subsidiary, as applicable. The issued and outstanding Equity Interests in each Company, Company Subsidiary and Company Joint Venture Entity specified in Schedule 4(f)(i) have been duly authorized, validly issued, fully paid and are non-assessable (except as set forth in the Organizational Documents of the applicable Subject Entity). Except as described in Schedule 4(f)(ii), (A) such Equity Interests are held free and clear of any Encumbrances (except Encumbrances existing under the Organizational Documents of the applicable Subject Entity and restrictions on transfer under applicable securities laws), and, except as existing under the Organizational Documents of the applicable Subject Entity, there are no Commitments or Preferential Rights with respect to such Equity Interests, (B) such Equity Interests are not subject to any voting trusts, proxies or other contracts or understandings with respect to voting any of such Equity Interests, and (C) there is no other security or interest (other than the Equity Interests specified on Schedule 4(f)(i)) entitled to vote with respect to the election of directors (or the functional equivalent, if any) or other matters with respect to each Subject Entity. Upon Closing and the transfer of the Acquired Equity Interests to the Buyer or its designee(s), the Acquired Equity Interests will be free of all Encumbrances, other than Encumbrances existing under the Organizational Documents of the applicable Person and restrictions on transfers under applicable securities Laws.

(g) No Other Subsidiaries or Joint Ventures. Except as set forth on Schedule 4(g), the Subject Entities do not own any Equity Interest in any Person.

(h) Damage, Casualty, Etc. To the Seller’s Knowledge, since December 31, 2014, except for any damage, destruction or condemnation that occurs after the date of this Agreement and is subject to the provisions of Section 5(e) or as otherwise described and reasonably apparent in the footnotes to the Combined Financial Statements:

(i) except as set forth on Schedule 4(h)(i), there has not been any physical damage, destruction or loss in excess of $10,000,000 to any material portion of the Business, whether or not covered by insurance;

(ii) there has been no actual, pending, or, to the Seller’s Knowledge, threatened adverse change affecting the Business with any customers, licensors, suppliers, distributors or sales representatives of the Business that would have, individually or in the aggregate, a Seller Adverse Effect in excess of $10,000,000;

(iii) the Business has been operated and maintained in all material respects in the Ordinary Course of Business;

(iv) there has not been any Seller Adverse Effect in excess of $10,000,000;

(v) none of the Seller, its Affiliates or the Company Joint Venture Entities has committed to or received any written communication (including electronic communications) from any Governmental Authority or other Person that requires, or reasonably could require, any expenditures in excess of $10,000,000 for or with respect to the Subject Entities or the Business, other than liabilities disclosed, reflected, reserved against or otherwise provided for in the Combined Financial Statements or disclosed in the notes thereto, including future asset retirement obligations;

(vi) none of the matters of the type described in clauses (i)–(xvi) of Section 5(c) have occurred except as would be permitted pursuant to such clauses or as set forth in Schedule 4(h)(vi); and

(vii) there is no contract, commitment or agreement to take or cause to take any action that would result in any of the foregoing described in clauses (i), (ii), (iv), (v), or (vi) to operate or maintain the Business other than in the Ordinary Course of Business, in each case, except as expressly permitted hereby.

(i) Legal Compliance. To the Seller’s Knowledge, each of the Seller and its Affiliates (other than the Subject Entities), with respect to the Business, and each of the Subject Entities, is in compliance and has, since December 31, 2013, complied with all applicable Laws of all Governmental Authorities, and is not in default under or in violation of, in any material respect, any applicable Law, except where the failure to comply or default or violation would not, or could not reasonably be expected to, individually or in the aggregate, have a Seller Adverse Effect in excess of $10,000,000. None of the Seller, its Affiliates or any Company Joint Venture Entity has received any written communication (including electronic communications) since December 31, 2013 from a Governmental Authority that alleges that the Seller or any of its Affiliates with respect to the Business, any Subject Entity, or any portion of the Business, is not in compliance in any material respect with or is in default or violation of in any material respect any applicable Law, except where such failure, default or violation would not, or could not reasonably be expected to, individually or in the aggregate, have a Seller Adverse Effect in excess of $10,000,000.

(j) Tax Matters.

(i) Each of the Seller, its Affiliates and the Subject Entities has duly filed or caused to be filed all material Tax Returns (or appropriate extensions) required to be filed by or with respect to the Business Assets or such Subject Entities, as applicable, with the Internal Revenue Service or other applicable taxing authority, all material Taxes (as determined on an aggregate basis) due or claimed due by a taxing authority from or with respect to the Business Assets or each applicable Subject Entity or its assets or operations have been paid, or adequately reserved against, and each of the Seller, its Affiliates and the Subject Entities has made all material deposits required of the Subject Entities and with respect to such Taxes.

(ii) Except as described in Schedule 4(j), no deficiency or adjustment for any amount of Tax has been proposed, asserted, or assessed by the Internal Revenue Service or any other taxing authority in connection with any Tax Returns relating to the Business Assets or the Subject Entities, and no waiver or extension of any statute of limitations as to any federal, state, local or foreign tax matter relating to the Business Assets or the Subject Entities has been given by or requested from the Seller, its Affiliates or the Subject Entities with respect to any Tax year.

(iii) Except as described in Schedule 4(j), none of the Seller or the Subject Entities is currently the beneficiary of any extension of time within which to file any Tax Return of the Subject Entities or with respect to the Business Assets.

(iv) Each of the Seller, its Affiliates and the Subject Entities, as applicable, has withheld and paid all material Taxes (as determined on an aggregate basis) required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, shareholder, partner, member or creditor of the Business or the Subject Entities, as applicable, or other third party, and all forms (including forms W-2 and 1099) required by applicable Law with respect thereto have been properly completed and timely filed in all material respects.

(v) Except as described in Schedule 4(j), each of the Subject Entities is, and has been since formation, classified for U.S. federal income tax purposes either (A) as a partnership or (B) as disregarded from its sole owner. Further, any Subject Entity classified as a partnership for U.S. federal income tax purposes has made a valid election pursuant to Section 754 of the Code, and such election is in effect.

(vi) Except as described in Schedule 4(j), none of the Subject Entities is a member of a combined unitary, affiliated or other similar group for tax purposes.

(vii) None of the Subject Entities has any liability for Taxes of any person (other than such Subject Entity, as applicable) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(k) Contracts and Commitments.

(i) To the Seller’s Knowledge, Schedule 4(k)(i) contains a list as of the date of this Agreement of each Business Contract (the “Business Contracts (Scheduled)”) to which any Subject Entity (other than Cameron Highway Oil Pipeline Company, Poseidon and Southeast Keathley Canyon Pipeline Company, L.L.C.) is a party (including currently effective amendments and modifications thereto and an asterisk next to each Business Contract that requires the consent of a counterparty thereto to consummate the transactions contemplated by this Agreement) in the following categories:

(A) any contract (other than a customary buy/sell arrangement) that provides for the payment by any Subject Entity of more than $10,000,000 over the remaining life of such contract;

(B) any contract (other than a customary buy/sell arrangement) that has not been fully performed prior to the date of this Agreement that constitutes a purchase order or other contract relating to the sale, purchase, lease or provision by any Subject Entity of goods or services in excess of $10,000,000;

(C) any contract, including a buy/sell arrangement, that generates net revenues for any Subject Entity in excess of $10,000,000 annually;

(D) any contract that grants any Person the exclusive right to sell products or provide services within any geographical region;

(E) any contract that purports to limit the freedom of any Subject Entity to compete in any line of business, including any portion of the Business, or to conduct business in any geographic location;

(F) any contract that provides for the deferred payment of any purchase price (other than trade payables incurred in the Ordinary Course of Business), including any “earn out” or other contingent fee arrangement, except any such agreement with an aggregate outstanding principal amount not exceeding $10,000,000;

(G) any contract that creates an Encumbrance (other than a Permitted Encumbrance) on any of the Business Assets or the Acquired Equity Interests or any contract giving rise to a vendor’s lien in respect of trade payables arising in the Ordinary Course of Business;

(H) any contract that involves interest rate swaps, cap or collar agreements, commodity or financial future or option contracts or similar derivative or hedging contracts;

(I) any contract (other than loans to employees up to an aggregate amount of $10,000,000) under which any Subject Entity has made advances or loans to any other Person other than trade receivables incurred in the Ordinary Course of Business and any intercompany agreements to be repaid and terminated at or prior to the Closing;

(J) any contract that involves any outstanding contracts of guaranty, surety or indemnification, direct or indirect, by any Subject Entity;

(K) any contract forming a partnership, joint venture or similar arrangement;

(L) any operating or similar agreement with a value in excess of $10,000,000;

(M) any construction, maintenance or similar agreement with a value in excess of $10,000,000;

(N) any contract for the lease of personal property to or from any Person providing for lease payments in excess of $10,000,000 in any 12-month period;

(O) any contract not made in the Ordinary Course of Business; and

(P) any contract with an Associate as a counterparty.

(ii) The Seller has delivered (and has caused the applicable Company, Company Subsidiary and, to the extent it has the Legal Right, the applicable Company Joint Venture Entity) to the Buyer a correct and complete copy of each Business Contract (Scheduled) (as amended) set forth on Schedule 4(k)(i).

(iii) To the Seller’s Knowledge, except as set forth in Schedule 4(k)(iii), with respect to each Business Contract to which any Subject Entity is a party:

(A) such contract is enforceable in all material respects, subject to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ right generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(B) subject to the receipt of the consents indicated on Schedule 4(k)(i), such contract will continue to be so enforceable on terms identical to those contemplated in (A) above following the consummation of the Transaction Agreements (except for those that expire at the end of their term, without regard to the Transaction Agreements); and

(C) no party to such contract has repudiated any provision of such contract.

(iv) To the Seller’s Knowledge, the Subject Entity that is a party thereto is not (and neither the Seller nor any of its Affiliates that are a party thereto, and to the Seller’s Knowledge, no other applicable counter-party thereto is) in material breach or default of any Business Contract to which any Subject Entity is a party or to which the Seller, any of its Affiliates or any other Subject Entity is a counter-party, and no event has occurred that, with notice or lapse of time, would constitute a breach or default under such Business Contract.

(l) Permits. To the Seller’s Knowledge, with the exception of items set forth on Schedule 4(n)(ii), Schedule 4(l) lists all Permits by any Governmental Authority and all quality certificates granted by any industry organization and used or held by the Seller Parties and its Affiliates in connection with the ownership and operation of the Business except for those the absence of which would not, or could not reasonably be expected to, individually or in the aggregate, result in a Seller Adverse Effect of more than $10,000,000. Such Permits constitute all Permits necessary for the continued ownership, use and lawful operation of the Business, consistent in all material respects with the past practices of the Business. Except as set forth on Schedule 4(l), the Seller and its Affiliates are not in default, and, to the Seller’s Knowledge, no condition exists that with notice or lapse of time or both would constitute a default under any of such Permits (or any Permits in the case of the Subject Entities) except such unenforceability, defaults or conditions that would not, or could not reasonably be expected to, individually or in the aggregate, result in a Seller Adverse Effect of more than $10,000,000.

(m) Litigation. To the Seller’s Knowledge, Schedule 4(m) sets forth each instance in which any of the Subject Entities, any of the Acquired Equity Interests, Business Assets or the Business (i) is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (ii) is the subject of any action, suit, proceeding, hearing or known investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction, or is the subject of any pending or, to the Seller’s Knowledge, threatened claim, demand or notice of violation or liability from any Person. To the Seller’s Knowledge, there is not any Basis for any present or future injunction, judgment, order, decree, ruling, charge or action, suit proceeding, hearing or investigation of, in or before any Governmental Authority, against any Subject Entity giving rise to any Obligation to which any of the Subject Entities would be subject.

(n) Environmental Matters. To the Seller’s Knowledge, except as set forth in Schedule 4(n):

(i) Except as would not, or could not reasonably be expected to, individually or in the aggregate, have a Seller Adverse Effect in excess of $10,000,000, each of the Seller, its Affiliates and the Company Joint Venture Entities is, and since December 31, 2013 has been, in compliance with all applicable Environmental Requirements applicable to the Subject Entities or the Business.

(ii) Except as would not, or could not reasonably be expected to, individually or in the aggregate, have a Seller Adverse Effect in excess of $10,000,000, (A) each of the Subject Entities has obtained and is, and since December 31, 2013 has been, in compliance with all Permits required under Environmental Requirements for the occupation of its facilities or operation of its business, including the Business, (B) each of the Seller and its Affiliates has obtained and is, and since December 31, 2013 has been, in compliance with all Permits required under Environmental Requirements for the occupation of its facilities used in the Business or operation of the Business, and (C) all such Permits remain in full force and effect and, except as set forth on Schedule 4(n)(ii), the Seller and its Affiliates are not in default, and, to the Seller’s Knowledge, no condition exists that with notice or lapse of time or both would constitute a default under any of such Permits. Schedule 4(n)(ii) lists all Permits as are necessary under applicable Environmental Requirements for operating the Business Assets, each of which is held in the name of the appropriate Subject Entity or other Person as indicated on Schedule 4(n)(ii), except for those the absence of which would not, or could not reasonably be expected to, individually or in the aggregate, result in a Seller Adverse Effect of more than $10,000,000.

(iii) Except as would not, or could not reasonably be expected to, individually or in the aggregate, have a Seller Adverse Effect in excess of $10,000,000, there are no pending or, to Seller’s Knowledge, threatened claims, demands, actions, administrative proceedings, including any government investigations or mandatory information requests, or lawsuits against the Seller or its Affiliates (with respect to the Business or the Business Assets) or the Subject Entities under any Environmental Requirements. The Seller has not received notice of any pending or, to Seller’s Knowledge, threatened claims, demands, actions, administrative proceedings, including any government investigations or mandatory information requests, or lawsuits against the Seller or its Affiliates (with respect to the Business or the Business Assets) or the Subject Entities under any Environmental Requirements and the Seller or its Affiliates (with respect to the Business or the Business Assets) and the Subject Entities are not, and none of the Business Assets or the Business is, subject to any outstanding injunction, judgment, order, decree or ruling under any Environmental Requirements.

(iv) None of the Seller, its Affiliates and the Company Joint Venture Entities has generated, transported, handled, stored, treated, released, threatened to release, or disposed of Hazardous Substances by, in connection with or as a result of the operation of the Subject Entities or the Business or the conduct of the Seller, its Affiliates and the

Company Joint Venture Entities of its business, including the Business, with respect to the Subject Entities (or the Business, in the case of the Seller and its Affiliates (other than the Subject Entities)) in a manner that would, or could reasonably be expected to, individually or in the aggregate, have a Seller Adverse Effect in excess of $10,000,000, including any Seller Adverse Effect for response costs, corrective action costs, personal injury, property damage or natural resources damages under any Environmental Requirements.

(v) None of the Seller or its Affiliates (with respect to the Business or the Business Assets) or the Subject Entities has received any written notice that it is or may be a potentially responsible party under any Environmental Requirements in connection with any site actually or allegedly containing or used for the treatment, storage or disposal or otherwise subject to a release or threatened release of Hazardous Substances.

(vi) The transactions contemplated by this Agreement will not result in any liabilities for site investigation or cleanup, or require the consent of any Person, pursuant to any Environmental Requirements, including any so-called “transaction-triggered” or “responsible property transfer” requirements.

(vii) Except for any applicable Business Contracts (Scheduled), none of the Seller, its Affiliates or the Company Joint Venture Entities has, either expressly or by operation of Law, assumed or undertaken any liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental Requirements applicable to the Subject Entities or the Business in a manner that would, or could reasonably be expected to, individually or in the aggregate, have a Seller Adverse Effect in excess of $10,000,000.

Except as set forth in this Section 4(n), no representation or warranties are being made by the Seller in this Agreement with respect to matters under or relating to Environmental Requirements.

(o) Combined Financial Statements; Additional Information.

(i) The Combined Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and reflect, in all material respects, the combined historical financial condition and results of operations, cash flows and owners’ equity of the Business, at the dates and for the periods indicated therein (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

(ii) The Additional Information, to the extent prepared by the Seller Group, has been prepared on a reasonable basis and in accordance with Seller’s custom and practice on a consistent basis for the periods covered therein.

(p) Books and Records. To the Seller’s Knowledge, the minute books and other similar records of each Company and Company Subsidiary contain true and complete copies of all actions taken at meetings of the board of directors of such Company and Company Subsidiary, any committee thereof, or other similar body of each Company and Company Subsidiary, and all written consents executed in lieu of any such meetings. To the extent available, complete copies of all of such minute books and other similar records have been made available to the Buyer.

(q) Indebtedness and Encumbrances. Except for the Indebtedness under the Poseidon Loan Documents and the Poseidon Liens or as set forth on Schedule 4(q), (i) there is no Indebtedness and (ii) there are no borrowings, loan agreements, promissory notes, pledges, mortgages, guaranties, capital leases or other similar Obligations (direct or indirect) that are secured by or constitute an Encumbrance on the Acquired Equity Interests or any Business Asset.

(r) Preferential Rights. Except as set forth on Schedule 4(r), there are no Preferential Rights.

(s) Intellectual Property. To the Seller’s Knowledge, the Seller and its applicable Affiliates own or have valid licenses to use, and have the Legal Right to use, all the Intellectual Property. To the Seller’s Knowledge, no such Intellectual Property, including any licensed right therein, is the subject of any challenge received by the Seller or its Affiliates in writing and no such challenge has been threatened.

(t) Employees.

(i) Schedule 4(t)(i) lists, as of the date of this Agreement, each current employee of the Seller and its Affiliates whose primary duties are the provision of services to the Business (collectively, the “Business Employees” and each, individually, a “Business Employee”). Schedule 4(t)(i) also contains a complete and accurate list, as of the date of this Agreement, of each Business Employee’s job title and date of commencement of employment. The Seller has provided to the Buyer the current rate of base salary or base wages for each of the Business Employees listed in Schedule 4(t)(i).

(ii) To the Seller’s Knowledge, within the past three years, the Seller and its Affiliates (A) have materially complied with all applicable requirements of the Worker Adjustment and Retraining Notification Act and any similar state, local or foreign Laws (collectively, the “WARN Act”) regarding the termination or layoff of any present or former Business Employees and (B) have not incurred any liability or obligations under the WARN Act with respect to any present or former Business Employees.

(iii) To the Seller’s Knowledge, no Business Employee is bound by or subject to any contract or agreement that purports to (A) limit the ability of such Business Employee to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (B) permit such Business Employee to assign to any Person any rights to any invention, improvement, or discovery directly related to the Business. To the Seller’s Knowledge, no former or current Business Employee is a party to, or is otherwise bound by or subject to, any contract or agreement that materially affects, or will materially affect, the ability of the Seller, its Affiliates, the Subject Entities or the Buyer to conduct the Business as heretofore carried on by the Seller and its applicable Affiliates.

(iv) To the Seller’s Knowledge, (A) neither the Seller nor any of its Affiliates are a party to or subject to any collective bargaining agreements, works council agreements, labor union contracts, trade union agreements, or other agreements (each a “Collective Bargaining Agreement”) with any union, works council, or labor organization that cover any Business Employees; and (B) in the past three years, (1) no union, works council, labor organization, or group of employees has sought to organize any Business Employees for purposes of collective bargaining, (2) no Business Employees have made a demand for recognition or certification, sought to bargain collectively with the Seller or an Affiliate, or filed a petition for recognition with any Governmental Authority, and (3) there have been no actual or, to the Seller’s Knowledge, threatened strikes, lockouts, slowdowns, work stoppages, boycotts, handbilling, picketing, walkouts, demonstrations, leafleting, sit-ins, sick-outs, or other forms of organized labor disruption with respect to the Business Employees.

(v) To the Seller’s Knowledge, except as would not, or could not reasonably be expected to, individually or in the aggregate, result in material liability to the Buyer and its Affiliates, since December 31, 2014, the Seller and its Affiliates have been and are in material compliance with all applicable Laws relating to labor and employment with respect to the Business Employees.

(vi) None of the Subject Entities sponsors, maintains or contributes to, or has any obligation to maintain or contribute to, or has any direct or indirect liability, whether contingent or otherwise, with respect to any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA (individually, a “Benefit Plan,” and collectively, the “Benefit Plans”).

(vii) To the Seller’s Knowledge, with respect to each group health plan sponsored or maintained by the Seller or its applicable Affiliates benefiting any current or former Business Employee, except as would not, or could not reasonably be expected to, individually or in the aggregate, result in any material liability, whether direct or indirect, contingent or otherwise, to the Buyer Parties, the Seller and its Affiliates have complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to present and former Business Employees and their dependents.

(u) Arrangements. Except for services, contracts or other arrangements listed in Schedule 4(u), (i) the Seller and its Affiliates (other than the Subject Entities) do not provide any goods or services to, receive goods or services from, or have any contracts or arrangements with, any of the Subject Entities or the Business and (ii) none of the Companies nor any of the Company Subsidiaries provide any goods or services to, receive any goods or services from, or have any contracts or arrangements with, any of the Company Joint Venture Entities, that, with respect to clauses (i) and (ii), are connection, interconnection or transportation agreements or arrangements (other than transportation agreements or arrangements to which any of Cameron Highway Oil Pipeline Company, Poseidon or Southeast Keathley Canyon Pipeline Company, L.L.C. is a party), or, individually or in the aggregate, have a value greater than $10,000,000 or are otherwise material to the operation of the Business.

(v) Seller Status. Neither the Seller, any of the Subject Entities nor any of their respective Affiliates is an employee benefit plan or other organization exempt from taxation pursuant to Section 501(a) of the Code, a non-resident alien, a foreign corporation or other foreign Person, or a regulated investment company within the meaning of Section 851 of the Code.

(w) Not an Investment Company. None of the Subject Entities is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

(x) No Other Representations or Warranties. EXCEPT AS AND TO THE EXTENT SET FORTH IN THIS AGREEMENT, THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER TO THE BUYER AND HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO ANY BUYER PARTY OR THEIR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY BUYER PARTY BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF THE SELLER OR ANY AFFILIATE THEREOF). THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES TO ANY BUYER PARTY REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS. EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, NO REPRESENTATION OR WARRANTY IS MADE BY SELLER TO THE BUYER AS TO THE CONDITION, MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OF ANY ASSETS OF THE BUSINESS OR THE SUBJECT ENTITIES, AND THE SELLER IS NOT MAKING ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO ANY PROJECTIONS, ESTIMATES, BUDGETS OR FORECASTS HERETOFORE DELIVERED OR MADE AVAILABLE TO BUYER RELATING TO THE BUSINESS OR THE SUBJECT ENTITIES.

5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the date of this Agreement and the Closing or earlier termination of this Agreement (except with respect to Section 5(c)(xii), Section 5(j), Section 5(p)(iii), and Section 5(p)(iv), which covenants therein shall survive until fully performed):

(a) General. The Buyer shall use its Commercially Reasonable Efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including satisfying the Seller’s conditions to closing in Section 7(b) and promptly notifying the Seller of any modifications to, or termination of, the Commitment Letter. The Seller shall and, to the extent it has the Legal Right, shall cause each Company Joint Venture Entity to, use its Commercially Reasonable Efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including satisfying the Buyer’s conditions to closing in Section 7(a).

(b) Notices and Consents. The Seller shall (and, to the extent it has the Legal Right, shall cause each Company Joint Venture Entity to) give any notices to, make any filings with, and use its Commercially Reasonable Efforts to obtain any authorizations, consents and approvals of Governmental Authorities and third parties it is required to obtain in connection with the matters referred to in Sections 4(b) and 4(c) including the corresponding Schedules.

(c) Operation of Business. Except as expressly contemplated by this Agreement or as contemplated by Schedule 5(c), the Seller will cause each Company and Company Subsidiary, to the extent it has the Legal Right, the Company Joint Venture Entities, not to engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business without the prior consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed). Subject to compliance with applicable Law, the Seller will reasonably confer on a regular and frequent basis (generally expected to be at least twice per month) with one or more representatives of the Buyer to report on operational matters and the general status of the Business and its operation and will promptly provide to the Buyer or its representatives copies of all filings it makes with any Governmental Authority during such period. Except as expressly contemplated by this Agreement, or as contemplated by Schedule 5(c), without limiting the generality of the foregoing, during the period commencing on the date of this Agreement and continuing to the Closing Date (or with respect to Section 5(c)(xii), continuing to the Hire Date or Late Hire Date, as applicable) or earlier termination of this Agreement, the Seller (A) will not, and will cause its Affiliates not to, do any of the acts in Section 5(c)(xii) with respect to the Business Employees, (B) will not and will cause its Affiliates not to do any of the acts in Section 5(c)(ii), and (C) will cause each Company and Company Subsidiary and, to the extent it has the Legal Right, the Company Joint Venture Entities, not to (except as may be necessary or appropriate in case of force majeure or other emergency), without the consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), do any of the following:

(i) sell, lease or otherwise dispose of any of its property or assets, other than sales of services in the Ordinary Course of Business and dispositions of obsolete, damaged or defective parts, supplies or inventory;

(ii) conduct any of the Business through any Person other than the Subject Entities;

(iii) acquire (including by merger, consolidation or acquisition of Equity Interest) any Person, make an investment in or a loan to any Person (other than loans to employees in amounts not to exceed in the aggregate outstanding amount $10,000,000), or acquire (including making capital expenditures or leasing (other than leases of equipment made in the Ordinary Course of Business cancelable by the Seller or the applicable Subject Entity upon 90 days’ or less prior notice without penalty)) any assets with an aggregate value in excess of $10,000,000;

(iv) enter into any joint venture, partnership or similar arrangement;

(v) incur, issue, repay, redeem or repurchase any Indebtedness or capital leases or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person, or make any loans or advances, or delay or postpone beyond the applicable due date the payment of accounts payable or other liabilities other than (A) endorsements of checks for deposit, (B) causing the issuance of letters of credit, performance bonds and similar Indebtedness not for borrowed money made in the Ordinary Course of Business consistent with past practice, and (C) capital lease Obligations that do not exceed $10,000,000, individually or in the aggregate;

(vi) cause or allow any part of the Business Assets or the Acquired Equity Interests to become subject to an Encumbrance, except for Permitted Encumbrances and other Encumbrances identified in Schedule 4(e)(i);

(vii) issue, sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant, repurchase, redemption or encumbrance of any Equity Interest of any of the Subject Entities or any Commitments with respect to any Equity Interest of any of the Subject Entities or declare, set aside or make any distributions or dividends of cash, or make any capital contributions, in respect of any such Equity Interest, except for distributions of cash by any Subject Entity in the Ordinary Course of Business to the holders of (and in proportion to their) Equity Interests in such Subject Entity;

(viii) enter into, amend (or waive any right under) in any material respect, or terminate before the expiration of the term thereof, (A) any Business Contract (Scheduled) to which any Subject Entity is a party that is material to the business of such Subject Entity, other than to the extent any such contract terminates in accordance with its terms in the Ordinary Course of Business, or (B) any other Business Contract that is material to the business of such Subject Entity, other than in the Ordinary Course of Business;

(ix) allow any Permits to terminate or lapse other than expirations in accordance with their terms, in which case the Seller shall (and, to the extent it has the Legal Right, shall cause the applicable Company Joint Venture Entity to) use its Commercially Reasonable Efforts to obtain an extension or replacement of such expired Permit if necessary for the Business;

(x) cancel or compromise any debt or claim, initiate or settle any action, litigation, complaint, rate filing or administrative proceeding involving payment by any Subject Entity or to any Subject Entity, where the terms of all such settlements, cancellations, compromises or agreements are in excess of $10,000,000 in the aggregate or adversely impact the Acquired Equity Interests, the Business Assets or the Business after such settlement or agreement;

(xi) make any changes to any accounting practices in any material respect that are inconsistent with the Combined Financial Statements, and, if applicable, the Supplemental Combined Financial Statements, with the exception of any changes in accounting methodologies that have already been agreed upon by the relevant Subject Entity’s Equity Interest holders, consistent with its Organizational Documents;

(xii) with respect to Business Employees, except as permitted by Section 3.01 of the Transition Services Agreement or as may be required by applicable Law: (A) increase their annual level of base compensation, (B) grant any bonus, benefit or other direct or indirect incentive compensation, (C) increase the coverage or benefits available, or reduce the employees’ allocable share of costs or premiums, under any Benefit Plan, (D) create any new severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, or other employee bonus, policy, benefit, or arrangement or otherwise modify or amend or terminate any such bonus, policy, or Benefit Plan, (E) enter into or amend any employment, compensation, severance, non-competition, or similar contract related to the Business Employees to which the Seller or any Subject Entity is a party; or (F) terminate, or hire new, Business Employees other than consistent with the Seller’s and its Affiliates’ past practices; provided, however, that the Seller and its Affiliates are permitted to take any action set forth in (A), (B) or (C), to the extent such action is in the Ordinary Course of Business with respect to the Business and prior written notice is provided to the Buyer;

(xiii) amend the Organizational Documents of any Subject Entity;

(xiv) utilize any Business Asset for any purpose other than in connection with the Business; and

(xv) enter into any contract, agreement or commitment to do any of the foregoing.

(d) Exclusivity.

(i) The Seller will not (and will cause each of its Affiliates and, to the extent it has the Legal Right, each Company Joint Venture Entity not to) (and the Seller and its Affiliates will not permit any director, officer, agent or representative thereof to and the Seller, to the extent it has the Legal Right, will not permit any director, officer, agent or representative of any Company Joint Venture Entity, to) (A) enter into any agreements, understandings or negotiations with, or solicit, initiate or encourage any inquiries, proposals or offers from, any Person other than the Buyer relating to any acquisition or purchase (directly or indirectly, including through any lease, contract, equity sale (including a merger or other change of control) or otherwise) of the Business or any portion thereof (other than the types of dispositions covered by Section 5(c)(i) that do not require the Buyer’s consent) or (B) participate in any discussions or negotiations regarding, furnish any data or information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will (and will cause each of its Affiliates and, to the extent it has the Legal Right, each Company Joint Venture Entity to) use Commercially Reasonable Efforts to cause its financial advisors and other representatives not to do any of the foregoing.

(ii) The Seller will promptly notify the Buyer if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (whether by telephone, personal conversation, fax, email or otherwise) after the date of this Agreement until the Closing Date or earlier termination of this Agreement, and shall specify in such notice the terms of any such proposal, offer, inquiry or contact.

(iii) The Seller represents, warrants, and covenants that, except as contemplated hereby, (A) there are no pending agreements or understandings with respect to the sale or exchange of the Business or any portions thereof (directly or indirectly) (other than sales of inventory or immaterial portions of any Business Assets in the ordinary course), and (B) immediately upon the execution of this Agreement, all pending negotiations or discussions with any other Persons with respect thereto will be terminated.

(e) Damage or Condemnation. If, before Closing, any part of the Business Assets are damaged, lost or destroyed, or are condemned, forfeited or seized, or if proceedings are filed for condemnation or under the right of eminent domain that results in damage, destruction or condemnation of property or properties resulting in an aggregate Damage Amount of (i) less than $10,000,000, the Purchase Price shall not be reduced by such Damage Amount, the Parties shall be obligated to proceed with the Closing, and the Seller shall retain all property casualty insurance proceeds or condemnation proceeds relating to such damage, destruction or condemnation, (ii) more than $10,000,000 but less than the Cap Amount, the Purchase Price shall be reduced by such Damage Amount in excess of $10,000,000, the Parties shall be obligated to proceed with the Closing, and the Seller shall retain all property casualty insurance proceeds or condemnation proceeds relating to such damage, destruction or condemnation, or (iii) more than Cap Amount, the Buyer shall not be obligated to close the transactions contemplated by this Agreement; provided, that, in lieu of electing not to close the transactions contemplated by this Agreement, the Buyer may elect either (y) to offer to extend the date for Closing to allow the Seller the opportunity (in the Seller’s sole discretion) to repair or replace, or to cause the repair or replacement of, any such damaged or destroyed assets; or (z) to accept the Acquired Equity Interests, notwithstanding any such damage, destruction, taking, or pending or threatened taking (without reduction of the Purchase Price therefor), in which case the Seller shall pay to the Buyer all property casualty insurance proceeds actually received in respect of such damage, destruction or condemnation by the Seller or its Affiliates that are not required to be paid by any of them as a reimbursement to any property casualty insurance providers of the Seller or its Affiliates by reason of the damage, destruction, or taking of such assets, to the extent such sums are not committed, used or applied by the Seller or its Affiliates prior to the Closing Date to repair, restore or replace such damaged or taken assets, and shall assign and transfer to the Buyer, or subrogate the Buyer to, all of the right, title and interest of the Seller and its Affiliates in and to any such unpaid awards or other payments arising out of the damage, destruction, condemnation, or pending or threatened condemnation that are actually received by the Seller or any of its Affiliates and that are not required to be paid by any of them as a reimbursement to any property casualty insurance providers of the Seller and its Affiliates. If any such payments required by this Section 5(e) to be paid to the Buyer are not assignable, the Seller will collect such payments at the Buyer’s expense and remit all such amounts, less any related expenses, to the Buyer as such are collected. Prior to the Closing, the Seller shall not compromise, settle or adjust any amounts payable to the Buyer under clause (z) above, without first obtaining the written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. The

Buyer’s election under this Section 5(e) shall expire 20 Business Days after the date on which the Buyer receives written notice from the Seller describing in reasonable detail the nature and amount of such damage, destruction or proposed condemnation.

(f) Access. With reasonable prior notice and subject to any applicable Law, any applicable privileges (including the attorney-client privilege), trade secrets, and contractual confidentiality obligations, the Seller shall permit and will cause each other Seller Party, each Company and Company Subsidiary and, to the extent it has the Legal Right, each Company Joint Venture Entity, to permit, representatives of the Buyer to have reasonable access, during normal business hours, and in a manner so as not to interfere with the normal business operations of the Seller, the Subject Entities and its and their Affiliates, to all premises, properties, designated executive officers and personnel, books, records (including Tax Records), contracts and documents of or pertaining to the Business or the Subject Entities. Buyer shall have the right to generally conduct visual, non-invasive tests, examinations, and investigations of the Business Assets, including those assessments necessary to determine the presence of environmental conditions or compliance with Environmental Requirements. No sampling or other invasive inspections of the Business Assets may be conducted without the Seller’s prior written consent, which shall not be unreasonably withheld. The Buyer agrees to comply fully with all rules, regulations and instructions issued by the Seller, the Subject Entities and its and their Affiliates or other Persons in respect of Buyer’s or its representatives’ actions while upon, entering or leaving any properties of the Seller or any of the Subject Entities. The Buyer acknowledges and agrees that any information received in connection with this Section 5(f) will be subject to the terms and conditions of the Confidentiality Agreement. The Buyer hereby agrees that it shall be liable for any and all Losses attributable to personal injury, death or physical or other property damage, or violation of the Seller’s or its Affiliate’s or any third Person operator’s rules, regulations or operating policies of which the Buyer or its representatives associated with the Loss had been informed in writing, arising out of, resulting from or relating to any field visit, environmental property assessment, sampling, boring, drilling or other invasive investigation activities or other due diligence activity conducted by the Buyer or any of its representatives with respect to any of the Subject Entities and the Business, EVEN IF SUCH LOSSES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY SELLER INDEMNITEES, EXCEPTING ONLY LOSSES ACTUALLY RESULTING ON THE ACCOUNT OF BREACH OF THIS AGREEMENT, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNITEES (collectively, “Investigation Losses”).

(g) Periodic Financial and Operating Information. The Seller shall deliver periodic financial and operating information pertaining to significant Business Assets and Company Joint Venture Entities, to the extent prepared by, or, in the case of clause (iv) of this Section 5(g), received by, the Seller in the Ordinary Course of Business consistent with past practices and available on or before the Closing Date. This information shall consist of:

(i) Monthly gross operating margin reports for each significant Business Asset for each month subsequent to May 2015 up to, but not including, the month the Closing Date occurs in. The monthly gross operating margin reports shall be in the same basic format as that routinely prepared and reviewed by the Seller and will include, to the extent presented in the routine reports, volumetric information, revenues, variable costs, fixed costs, gross operating margin and other amounts consistent with the Seller’s historical practice.

(ii) Monthly financial statements for Cameron Highway Oil Pipeline Company, Deepwater Gateway, L.L.C., Independence Hub, LLC, Poseidon and Southeast Keathley Canyon Pipeline Company, L.L.C. The monthly financial statements shall be prepared in accordance with GAAP, in the absence of footnotes, with the format and content being consistent with the Seller’s historical practice.

(iii) Daily operations summary reports relating to the significant Business Assets in the same basic format as that historically prepared and reviewed by the Seller.

(iv) Monthly financial statements for Neptune Pipeline Company, L.L.C., if the Seller or its Affiliates receive such financial statements.

(h) Insurance. The Seller shall cause the Insurance Policies to remain in full force and effect or to be renewed and maintained in full force and effect through (but not after) the Closing Date, unless otherwise agreed by the Buyer and the Seller. The Seller shall not take any action to release any insurer with respect to any claim made under any such insurance policy before the Closing Date.

(i) Termination of Certain Associate Contracts. Prior to the Closing, unless otherwise agreed by the Buyer, the Seller shall terminate or cause the termination of each Business Contract listed on Schedule 5(i). Such termination shall be at no cost or expense to the Buyer, the Business, the Acquired Equity Interests, the Subject Entities or the Business Assets. All accounts receivable and accounts payable related thereto shall be forgiven or paid at the Closing.

(j) Business Employees. The Parties hereby agree that:

(i) Access. On or as soon as reasonably practical after the execution of this Agreement, the Seller shall (a) notify the Business Employees of the execution of this Agreement, (b) provide the Buyer reasonable access to the Business Employees at the Seller’s offices for the purposes of discussing employment with the Buyer, distributing the Buyer’s employment application forms, and arranging for the Buyer’s standard pre-employment screening and testing procedures to be scheduled. The Buyer shall complete its procedures under this Section 5(j)(i) no later than the seven days prior to the end of the Continuation Period.

(ii) Employment.

(A) Subject to the further provisions of this Section 5(j), the Buyer shall make offers of employment to the Business Employees as follows:

(1) no later than the Closing Date, the Buyer shall make offers of employment to each Business Employee,

(2) with respect to a Business Employee who has received an offer of employment pursuant to subparagraph (1) above and is a Business Employee on Leave on his or her scheduled Hire Date (as defined herein), the Buyer’s offer of employment shall not become effective unless and until such Business Employee on Leave satisfies the Buyer’s standard “return to work procedure” within six months of the end of the Continuation Period (unless applicable Law requires a longer period),

(3) with respect to a Business Employee on Leave on the date offers of employment are given by the Buyer as provided in subparagraph (1) above who returns to work with the Seller or its Affiliates prior to the end of the Continuation Period, such Business Employee on Leave shall receive an offer of employment within three Business Days following the date of such return and in all events, prior to the end of the Continuation Period,

(4) with respect to a Business Employee on Leave on the date offers of employment are given by the Buyer as provided in subparagraph (1) above who does not return to work with the Seller or its Affiliates prior to the end of the Continuation Period, such Business Employee on Leave shall not receive an offer of employment on that date, and will not receive an offer unless and until such Business Employee on Leave satisfies the Buyer’s standard “return to work procedures” within six months of the end of the Continuation Period (unless applicable Law requires a longer period),

(5) each offer of employment made by the Buyer to a Business Employee or Business Employee on Leave as provided above shall be conditioned upon such Business Employee or Business Employee on Leave satisfactorily passing the Buyer’s standard pre-employment screening and testing procedures and remaining employed with the Seller until such individual’s Hire Date or Late Hire Date (as defined herein), as applicable, and

(6) a Buyer offer of employment must be accepted within seven days following the date the offer is made or will expire automatically after seven days unless earlier rejected and the Buyer shall give written notice to the Seller at least seven days prior to the Hire Date or Late Hire Date of each Business Employee who has accepted the Buyer’s offer of employment.

(B) A Buyer offer of employment, if timely accepted in accordance with its terms, shall be effective at 12:01 a.m. local time (i.e., where the Business Employee or Business Employee on Leave performs his or her duties), on the date immediately following the termination of the Continuation Period (the “Hire Date”), except that an offer of employment made with respect to a Business Employee on Leave shall be effective on the date immediately following the date the Business Employee on Leave satisfies the Buyer’s standard “return to work procedures” (his or her “Late Hire Date”). A Business Employee or Business Employee on Leave who receives and timely accepts an offer of employment with the Buyer in accordance with its terms must commence active employment with the Buyer on his or her Hire Date or Late Hire Date, as applicable, to become a “Buyer Employee”. Notwithstanding anything in this Agreement to the contrary, in no event shall a Buyer offer of employment become effective prior to the end of the Continuation Period.

(C) The Buyer’s offers of employment may be made in any form acceptable to the Buyer, including without limitation, the form of individual letters or in one or more general memos, as the Buyer determines with respect to the Business Employee(s) or Business Employee(s) on Leave receiving a Buyer offer of employment.

(D) The Seller and its Affiliates will not, directly or indirectly, (i) interfere with the Buyer’s access to a Business Employee or Business Employee on Leave or any offer of employment to a Business Employee or Business Employee on Leave, or (ii) recommend or suggest that any Business Employee or Business Employee on Leave decline the Buyer’s offer of employment. The Seller shall cooperate with the Buyer in its efforts to conduct its standard pre-employment background checks and other standard screening procedures and to communicate its offers of employment.

(E) Each Buyer Employee’s employment with the Buyer and its Affiliates shall be “employment at will” and nothing in this Agreement, in any offer or otherwise shall obligate the Buyer or its Affiliates to continue the employment of any Buyer Employee for any period of time or otherwise limit the Buyer’s or its Affiliates’ rights to at any time (i) establish or modify the terms and conditions of the employment of any Buyer Employee or (ii) terminate the employment of any Buyer Employee for any reason or for no reason.

(iii) Employment Terms.

(A) The Buyer shall (i) provide each Buyer Employee, on his or her Hire Date or Late Hire Date, if applicable, with a base salary or base wage not less than his or her base salary or base wage with the Seller or its Affiliates prior to his or her Hire Date or Late Hire Date, if applicable, and (ii) make available to each Buyer Employee such Benefit Plans that the Buyer and or its employing Affiliates makes available to its substantially similarly-situated employees (each, a “Buyer Benefit Plan”).

(B) To the extent permitted by applicable Law, as of the Hire Date or Late Hire Date, as applicable, the Buyer shall cause each applicable Buyer Benefit Plan to credit for all purposes, including, without limitation, eligibility, vesting and benefit levels (other than benefit accrual under a defined benefit plan), the service of each Buyer Employee that is credited with the Seller and its Affiliates immediately prior to his or her Hire Date or Late Hire Date, but only to the same extent that such service is properly recognized under an analogous Seller Benefit Plan (as defined herein) immediately prior to such individual’s Hire Date or Late Hire Date, as applicable; provided, however, any such prior service that would result in a duplication of benefits for the same credited period may be excluded by the Buyer.

(C) The Buyer shall use commercially reasonable efforts to cause (i) each Buyer Employee to be eligible to participate in such applicable Buyer Benefit Plans on his or her Hire Date or Late Hire Date, without any waiting time, and (ii) for purposes of participating in any Buyer Benefit Plan made available to the Buyer Employee that provides medical, dental, pharmaceutical and/or vision benefits, (x) all pre-existing condition exclusions of such Buyer Benefit Plan shall be waived for such Buyer Employee and his or her eligible dependents, unless and to the extent the Buyer Employee was subject to such conditions under an analogous Seller Benefit Plan that such Buyer Employee was otherwise eligible to participate in immediately prior to his or her Hire Date or Late Hire Date, and (y) credit shall be given for all co-payments, deductibles, out-of-pocket costs and similar expenses paid by the Buyer Employee pursuant to an analogous Seller Benefit Plan during the plan year of such Buyer Benefit Plan in which the Hire Date or Late Hire Date occurs.

(D) The Seller shall promptly provide the Buyer with all data and information reasonably requested by the Buyer to provide Buyer Employees with the base salary or base wage required by Section 5(j)(iii)(A) and to provide Buyer Employees and their dependents and beneficiaries with the service credit and benefits required by Sections 5(j)(iii)(B) and (C).

(iv) Business Employees on Leave. Except as expressly set forth herein with respect to the Buyer’s offers of employment, the Seller shall retain and have the sole obligation, liability, and responsibility with respect to all Business Employees on Leave while on such leave.

(v) No Assumption of Plans or Liabilities. Neither the Buyer nor any of its Affiliates is adopting or assuming, pursuant to this Agreement or otherwise, (i) any Benefit Plan which is sponsored, maintained, contributed to or required to be contributed to by any of the Seller or its Affiliates or with respect to which the Seller or its Affiliates has or could have any liability (“Seller Benefit Plan”) or any liability or obligation to any Seller Benefit Plan, or (ii) any Seller Employee Liability. For purposes of this Section 5(j)(v), “Seller Employee Liability” means any and all liabilities, costs, expenses, claims, losses, damages and obligations, whether current, future, contingent, secondary, joint and several, statutory, contractual, or otherwise of any member of the Seller Group to any current or former member of the Seller Group’s employment or engagement of any present or former employee, director, consultant, independent contractor or other service provider of any current or former member of the Seller Group that is based upon, related to or arising with respect to such individual’s service or termination of service with a member of the Seller Group.

(vi) Workers’ Compensation. Except to the extent fully-covered pursuant to any insurance policy maintained by the Seller or its Affiliates at such time, all workers’ compensation liabilities relating to, arising out of, or resulting from any claim made by a Buyer Employee that results from or is based upon an accident, incident or event occurring, or occupational disease that begins, on or after the Buyer Employee’s Hire Date or Late Hire Date, shall be the liability or obligation of the Buyer or an Affiliate of the Buyer, as applicable. All other workers’ compensation liabilities to, or claims made by, any employee or former employee (including any Buyer Employee) of the Seller with respect to employment with the Seller, shall be the liability or obligation of the Seller.

(vii) COBRA. The Buyer shall have the sole responsibility and liability for “continuation coverage” to any Buyer Employee and his or her “qualified beneficiaries” for whom a “qualifying event” occurs on or after the Hire Date or Late Hire Date, as applicable, with respect to a Buyer Benefit Plan. The Seller and its Affiliates shall have the sole responsibility and liability for “continuation coverage” to its employees and all other former employees of the Seller and their “qualified beneficiaries” with respect to a Seller Benefit Plan that is not the obligation of the Buyer as provided above, including any Buyer Employee and his or her “qualified beneficiaries” for whom a “qualifying event” occurs prior to the Hire Date or Late Hire Date, as applicable. The terms “continuation coverage”, “qualified beneficiaries”, and “qualifying event” shall have the meanings ascribed to them under Section 4980B of the Code.

(viii) WARN Act. The Seller shall assume all obligations and liabilities for the provision of notice or payment in lieu of notice or any applicable penalties arising under the WARN Act relating to any acts or omissions of the Seller and its Affiliates occurring prior to the Hire Date with respect to all employees of the Seller and its Affiliates, including without limitation the Business Employees. The Seller shall assume all obligations and liabilities for the provision of notice or payment in lieu of notice or any applicable penalties arising under the WARN Act relating to any acts or omissions of the Seller and its Affiliates occurring on and after the Hire Date with respect to all employees of the Seller and its Affiliates. The Buyer shall assume all obligations and liabilities for the provision of notice or payment in lieu of notice or any applicable penalties arising under the WARN Act relating to any acts or omissions of the Buyer and its Affiliates occurring on or after the Hire Date with respect to the Buyer Employees. The Parties agree and acknowledge that on and after the Hire Date, the Buyer Employees are employees of the Buyer and its Affiliates and not employees of the Seller and its Affiliates.

(ix) EPCO Plans.

(A) Effective as of each Buyer Employee’s Hire Date or Late Hire Date, if applicable, the Seller shall cause each Buyer Employee who is a participant in the EPCO Plans on his or her Hire Date or Late Hire Date, if applicable, to be 100% vested in all of his or her account(s) under the EPCO Plans.

(B) The Seller shall cause all employer and participant contributions accrued and due a Buyer Employee under the EPCO Plans with respect to his or her service through his or her Hire Date or Late Hire Date, as applicable, to be contributed to the EPCO Plans as soon as reasonably practical after his or her Hire Date or Late Hire Date, if applicable.

(C) With respect to each Buyer Employee who elects to make a direct rollover contribution of his or her vested account balance(s) under the EPCO Plans to the Buyer’s 401(k) Plan, the Buyer shall cause the Buyer’s 401(k) Plan to accept such direct rollover(s) in cash and, if applicable, promissory notes for any non-defaulted loans under the EPCO Plans.

(x) Involuntary Termination. Notwithstanding anything in this Section 5(j) to the contrary, the Buyer shall provide or cause to be provided to each Buyer Employee whose employment with the Buyer or its Affiliates terminates pursuant to an Involuntary Termination during the six-month period following the Closing Date severance pay and benefits that are no less in amount than the greatest of (i) the severance pay and benefits set forth on Schedule 5(j)(x), (ii) the severance pay and benefits under the severance plan, program, policy or arrangement, if any, made available to similarly situated employees of the Buyer and its Affiliates, and (iii) any contractual, statutory or common law severance pay and benefits required to be provided under applicable Law.

(xi) No Solicitation. Except as otherwise expressly permitted pursuant to this Section 5(j), for one year following the Closing Date, each of the Buyer and the Seller agrees not to (and shall use its best efforts to cause its Affiliates not to) solicit, hire, offer employment to or employ any employee of the other Party (or any of its Affiliates) without the prior written consent of the Buyer or the Seller, as applicable; provided, however, that the foregoing shall not prohibit general solicitations of employment not specifically directed toward such employees or the hiring of such employees in response thereto, nor the hiring, employment or engagement of any such employee who presents himself or herself for employment without any direct or indirect prior solicitation of such individual by the applicable Party or any of its Affiliates.

(xii) Benefit Plans. The Buyer and the Seller acknowledge and agree that all provisions contained in this Section 5(j) are solely included for the benefit of the Buyer and the Seller, and that nothing in this Section 5(j), whether express or implied, shall be treated or construed as the adoption, establishment, amendment, modification or termination of any Benefit Plan or any other employee benefit plan, agreement, policy or other arrangement or shall create any third party beneficiary or any other rights in any other Person, including any Business Employees, any former Business Employees, any Buyer Employees, any participant in any Benefit Plan, or any dependent or beneficiary of any of the foregoing.

(k) Supplemental Combined Financial Statements. As promptly as practical after the receipt of written notice from the Buyer, the Seller agrees to prepare (i) the Supplemental Combined Financial Statements in accordance with (A) GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and reflect, in all material respects, the combined historical financial condition and results of operations, cash flows and owners’ equity of the Business, at the dates and for the periods indicated therein (subject to normal year-end audit adjustments) and (B) the timeframe specified in the Reimbursement Agreement, if applicable, and (ii) as promptly as practical any other financial information relating to the Business required to be filed with or furnished to the SEC by the Buyer. The Buyer shall reimburse the Seller for the Seller’s reasonable out-of-pocket expenses incurred in connection with the Seller’s preparation of such financial information required to be filed with or furnished to the SEC by the Buyer pursuant to clause (ii) of this Section 5(k).

(l) Notifications; Amendment of Schedules. Each Party agrees to promptly notify the other Party if such Party obtains Knowledge that any representation or warranty of the other Party is, or will be, untrue on or before the Closing Date. Each Party further agrees that, with respect to the representations and warranties of such Party contained in Articles 3 and 4 of this Agreement, as applicable, such Party shall have the continuing obligation until the Closing to correct, supplement, or amend promptly the Schedules with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules. Any such correction, supplement, or amendment shall be delivered to the other Party as soon as reasonably practical, but no later than three Business Days after discovery and Knowledge of the Party, but in any event, prior to the Closing Date. If any such correction, supplement or amendment would constitute a breach of the disclosing Party’s representations and warranties hereunder and such breach would reasonably be expected to result in a Seller Adverse Effect (if the disclosing Party is the Seller) or a Buyer Adverse Effect (if the disclosing Party is the Buyer), then the receiving Party may terminate this Agreement by delivering a written notice of termination to the disclosing Party within ten days of the earlier of (i) such notification under the first sentence hereof or (ii) receipt of such correction, supplement or amendment (which termination notice shall specify the representation or warranty breached, identify the specific facts in the correction, supplement or amendment that constitute the breach and describe the Seller Adverse Effect or Buyer Adverse Effect, as applicable). For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article 7 have been fulfilled, the Schedules shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any such correction, supplement, or amendment thereto.

(m) Buyer Preferential Rights. To the extent the transactions contemplated hereby require consent by the Buyer and/or its Affiliates under the Organizational Documents of Cameron Highway Oil Pipeline Company and Southeast Keathley Canyon Pipeline Company, L.L.C., the Buyer, on behalf of its Affiliates which own Equity Interests in Cameron Highway Oil Pipeline Company and Southeast Keathley Canyon Pipeline Company, L.L.C., does hereby consent to such transactions and waives all Buyer Preferential Rights with respect to such Equity Interests, solely in connection with such transactions, but not otherwise.

(n) Indebtedness and Release of Liens and Encumbrances. Except with respect to the Indebtedness under the Poseidon Loan Documents and the Poseidon Liens, the Seller shall use Commercially Reasonable Efforts, as soon as reasonably practical but no later than the Closing Date, to (i) repay in full and discharge any Indebtedness and obtain a release of any and all guarantees, bonds, or other financing support previously executed in connection with any Indebtedness, (ii) pay and discharge all Non-Current Liabilities and (iii) obtain a release of all Encumbrances identified in Schedule 4(e)(i); in each case, without any post-Closing liability or expense to the Buyer, Acquired Equity Interests, Subject Entities, Business Assets or Business and shall provide proof of such releases and payment in full in a form reasonably acceptable to the Buyer at the Closing, subject to the provisions of Article 9. Except with respect to the Poseidon Liens, prior to or contemporaneously with the Closing, the Seller shall obtain releases of any other Encumbrances on the Business Assets and Acquired Equity Interests except for Permitted Encumbrances; in each case, without any post-Closing liability or expense to the Buyer, Acquired Equity Interests, Subject Entities, Business Assets or Business and shall provide proof of such releases and payment in full in a form reasonably acceptable to the Buyer at the Closing, subject to the provisions of Article 9.

(o) Financing Cooperation. Prior to the Closing, the Seller shall use (and cause its Affiliates to use and shall use Commercially Reasonable Efforts to cause its and their officers, agents or representatives thereof to use) Commercially Reasonable Efforts to provide certain assistance to the Buyer in connection with the arrangement of one or more Financings, including the following:

(i) furnishing the Buyer, as promptly as reasonably practicable, with assistance or information as may be reasonably requested by the Buyer or the Financing Source to consummate any Financing, including (A) the Combined Financial Statements and (B) other material financial and operating information regarding the Business, the Business Assets and the Subject Entities (with respect to the Company Joint Venture Entities, to the extent Seller has Legal Right to such information) that has been prepared and is in the possession of the Seller;

(ii) furnishing the Buyer, as promptly as reasonably practicable, with information as may be reasonably requested by the Buyer or the Financing Source in connection with the preparation of marketing materials for any Financing;

(iii) cooperating reasonably with any Financing Source’s due diligence, to the extent customary and reasonable, in connection with any Financing;

(iv) obtaining customary comfort letters of independent accountants (including “negative assurance” comfort) as reasonably requested by the Buyer as necessary and customary for financings similar to such Financing; and

(v) obtaining any required consents of the Seller’s and the Company Joint Venture Entities’ independent accountants relating to any Financing.

Notwithstanding the foregoing, the Seller’s assistance and cooperation shall not include any certifications by the Seller or its Affiliates to any Financing Source or the preparation by the Seller of any material reports not in the Seller’s possession or not customarily prepared by the Seller regarding Business information. The Buyer shall provide the Seller with reasonable advance notice of any actions required to be taken by the Seller or its Affiliates in connection with the Buyer’s arrangement of one or more Financings, and the Seller and its Affiliates shall only be obligated to perform any such actions during normal business hours. The Buyer shall promptly reimburse the Seller and its Affiliates for all reasonable and documented costs and expenses, including any auditor and attorneys’ fees and expenses, incurred by the Seller or its Affiliates to perform their respective obligations pursuant to the foregoing.

(p) FCC Licenses.

(i) The Seller and the Buyer and their respective Affiliates shall, as promptly as practicable following the date of this Agreement, use Commercially Reasonable Efforts to (x) file with the FCC applications seeking FCC consent to the assignment of the FCC Licenses listed on Schedule 4(l) to the Buyer, and (y) coordinate the cancellation of the Ship Licenses listed on Schedule 4(l).

(ii) The Parties shall (x) promptly furnish each other with copies of any notices, correspondence or other written communication from the FCC, (y) promptly make any appropriate or necessary subsequent or supplemental filings, and (z) cooperate in the preparation of such filings as is reasonably necessary and appropriate.

(iii) To the extent that the Buyer does not have the required FCC authority/approval to use any FCC License at Closing, the Seller shall authorize such use by the Buyer, subject to the Seller’s ultimate ownership and control, under the Transition Services Agreement until the Buyer obtains the required FCC authorization/approval.

(iv) The Buyer shall pay all FCC filing fees associated with the FCC applications.

6. Post-Closing Covenants. The Parties agree as follows:

(a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 8).

(b) Post-Closing Financial Reporting Matters.

(i) For a period of 75 days after Closing, the Seller agrees to provide, as soon as practical, any routine and customary information relating to the Business that is required to be filed with the SEC by the Buyer in connection with the sale of the Business pursuant to applicable securities Laws. This information is in addition to the Combined Financial Statements and Supplemental Combined Financial Statements, but does not contemplate the types of information described below in Sections 6(b)(ii) or 6(b)(iii) or the preparation of any SEC filings or writing of any SEC required disclosures for the Buyer. The Buyer shall reimburse the Seller for the Seller’s reasonable out-of-pocket expenses incurred in connection with the Seller’s preparation of such additional information required to be filed with or furnished to the SEC by the Buyer.

(ii) If requested by the Buyer, the Seller agrees to prepare, as soon as practical, unaudited combined financial statements for the nine months ended September 30, 2014 consisting of (A) an unaudited balance sheet as of September 30, 2014 and (B) unaudited statements of operations, cash flows and owners’ equity for the nine months ended September 30, 2014. These interim statements will be prepared on the same basis as that of the Supplemental Combined Financial Statements, but will not include footnotes. The Buyer will be responsible for any fees attributable to a review or audit of the combined financial statements described in this Section 6(b)(ii).

(iii) If the Buyer requests that the Seller prepare additional combined financial statements beyond the Combined Financial Statements, the Supplemental Combined Financial Statements or those provided for in Section 6(b)(ii), then the internal and external costs of preparing such additional combined financial statements, including those costs related to independent auditors, will be the responsibility of the Buyer. The Seller will review such request when made to determine feasibility and, if applicable, any preparation timelines.

(iv) Nothing in this Section 6(b) is intended to duplicate customary and routine accounting tasks to the extent such tasks are to be performed by the Seller or its Affiliates under the Transition Services Agreement.

(c) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or before the Closing Date involving the Subject Entities or the Business, the other Party shall cooperate with the contesting or defending Party and its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records (other than books and records which are subject to privilege or to confidentiality restrictions) as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article 8).

(d) Delivery and Retention of Records.

(i) To the extent it has the Legal Right, as soon as reasonably practical, but not later than 180 days after the Closing Date (the “Books and Records Delivery Date”), the Seller shall deliver or cause to be delivered to the Buyer, copies of Tax Records that are relevant to Post-Closing Tax Periods and all other files, books, records, information and data relating solely to the Business (other than Tax Records), including with respect to (w) copies of employment records, (x) rights of way, easements, servitudes and other land rights and Permits, (y) engineering, maintenance and construction records, and (z) written copies of tangible embodiments of Intellectual Property exclusively relating to the Business, in each case that are in the possession or control of the Seller or its Affiliates and that are not Excluded Assets; provided that such access shall not be construed to require the disclosure of records that would cause the waiver of any attorney-client, work product or like privilege; provided, further, that in the event of any litigation nothing herein shall limit any Party’s rights of discovery under applicable Law.

(ii) With respect to files, books, records, information and data that relate to both the Business and the Excluded Assets or to other assets, Obligations, relationships and activities of the Seller and its Affiliates and that are not Excluded Assets (the “Combined Books and Records”), before the Books and Records Delivery Date (a) the Parties shall use Commercially Reasonable Efforts to divide such Combined Books and Records into those in any way related to or necessary for the Business and those that are unrelated to the Business, as appropriate, and the Seller shall deliver to the Buyer that portion of the divided Combined Books and Records in any way related to or necessary for the Business or that portion of the undivided Combined Books and Records the Parties have agreed that the Buyer shall maintain, and (b) to the extent such Combined Books and Records are not so divided, each Party shall each keep and maintain copies of such Combined Books and Records as reasonably appropriate under the circumstances. Following the Closing Date, with reasonable prior notice and subject to any applicable Law, any applicable privileges (including the attorney-client privilege), trade secrets and contractual confidentiality obligations, each Party shall provide the other Party and its Affiliates and their respective counsel, auditors, accountants, agents, advisors or other representatives reasonable access to (during normal business hours and in a manner so as not to interfere with the normal business operations of such Party and its Affiliates) and permission to make and retain copies of any books, records or accounts in any way primarily relating to or necessary for the Business (in the case of the Buyer and its Affiliates) or the Excluded Assets or to other assets, Obligations, relationships and activities of the Seller or its Affiliates (in the case of the Seller and its Affiliates). Neither Party shall destroy or dispose of any such books, records and accounts during such period without first giving reasonable prior notice thereof and offering to surrender to the other Party such books, records and accounts.

(iii) For a period of seven years following the Closing Date, with reasonable prior notice and subject to any applicable Law, any applicable privileges (including the attorney-client privilege), trade secrets, and contractual confidentiality obligations, the

Buyer shall use Commercially Reasonable Efforts to provide to the Seller and its Affiliates and their respective counsel, auditors, accountants, agents, advisors or other representatives reasonable access to (during normal business hours and in a manner so as not to interfere with the normal business operations of the Buyer, the Subject Entities, and its and their Affiliates) and permission to make and retain copies of any books, records or accounts relating to the Companies or the Company Subsidiaries and, to the extent it has the Legal Right, the Company Joint Venture Entities, through and including the Closing Date. The Buyer shall not destroy or dispose of any such books, records and accounts during such period without first giving reasonable prior notice thereof and offering to surrender to the Seller such books, records and accounts.

(iv) Upon reasonable request, the Seller shall use Commercially Reasonable efforts to provide the Buyer and its representatives (including its accountants) access during the Seller’s business hours to all books, records and other information with respect to and cooperate with and assist the Buyer with the preparation of financial, Tax and other information or data reasonably required for compliance by the Buyer with any Tax or other reporting or internal control requirements of any stock exchange or securities Law or other Governmental Authority (including the SEC and the Federal Energy Regulatory Commission) or Company Joint Venture Entity under any Law applicable to the Subject Entities, the Business or the Business Assets or the Organizational Documents of such Company Joint Venture Entity, as applicable, with respect to any period (A) ending on or prior to the Closing or (B) ending after the Closing and before January 1, 2016, and the Seller shall provide such access, assistance and cooperation as promptly as practicable after the Buyer requests such access, cooperation or assistance. The Buyer shall reimburse the Seller for the Seller’s reasonable out-of-pocket expenses incurred in connection with such access, cooperation or assistance.

(e) Post-Closing Collection and Payment Matters. From time to time after the Closing, as promptly as practical (but not less than once each calendar month), the Parties shall settle any then outstanding obligations under this Agreement, including the first Party reimbursing the other Party for benefits received by the first Party that should accrue to the other Party (such as the first Party’s receipt of payment on an account receivable that was owned by the other Party or the other Party’s payment of an account payable that was an obligation of the first Party).

(f) Removal of Seller Marks. As soon as reasonably practical (and in any event within 90 Business Days) after the Closing, the Buyer shall cause each Company and Company Subsidiary to (i) cease any and all use of (A) the names “Enterprise,” or “Enterprise Products,” (B) any items that include the words “Enterprise” or “Enterprise Products”; (C) the Enterprise Products logo; and (D) names and trademarks (and any variation or derivative of such names and trademarks and any names or trademarks confusingly similar thereto) related to the Business (collectively, the “Seller Marks”), and (ii) delete or destroy any and all materials under its control that contain the Seller Marks. The Buyer acknowledges and agrees that neither the Buyer nor any Company nor any Company Subsidiary will own or have a license to use the Seller Marks from and after the Closing.

(g) Surety Bonds and Other Credit Support. Schedule 6(g) includes a list of the surety bonds and other credit support in place regarding the Subject Entities and the Business Assets. Promptly after the Closing, the Buyer shall submit any new required bonds to the applicable Governmental Authorities, and each of the Parties shall use Commercially Reasonable Efforts to substitute credit support of the Seller for the same, and to concurrently release the Seller and its Affiliates from, the applicable bonding and other credit support obligations applicable to the Subject Entities and the Business Assets.

(h) Misallocated Assets. If, following the Closing, any right, property or asset forming part of the Excluded Assets is found to have been transferred to the Buyer (or its designee(s)) in error, either directly or indirectly (including as a result of the Reorganization Actions) at or prior to Closing, the Buyer shall transfer, or shall cause its Affiliates to transfer, at no cost, such right, property or asset to the extent then owned by the Buyer or its Affiliates as soon as practicable after obtaining Knowledge of such misallocated asset to the Seller or to the Affiliate of the Seller indicated by the Seller. If, following the Closing, any right, property or asset forming part of the Business Assets, other than the Excluded Assets, is found to have been retained by the Seller or any of its Affiliates in error, either directly or indirectly (including as a result of the Reorganization Actions) at or prior to the Closing, the Seller shall transfer, or shall cause its Affiliates to transfer, at no cost, such right, property or asset as soon as practicable after obtaining Knowledge of such misallocated asset to the Buyer or an Affiliate of the Buyer indicated by the Buyer.

7. Conditions to Obligation to Close.

(a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties of the Seller contained in this Agreement, including Article 4, must be true and correct in all respects (without giving effect to any supplement to the Schedules or any qualification as to materiality, monetary amount, value or concepts of similar import) as of the date of this Agreement and at Closing (except for those which refer to a specific date, which must be true and correct as of such date), except to the extent such inaccuracies, violations or breaches would not, or could not reasonably be expected to, result in a Seller Material Adverse Effect;

(ii) the Seller must have performed and complied in all material respects with its covenants hereunder through the Closing;

(iii) the Seller must have timely delivered all items required to be delivered at Closing pursuant to Section 2(d);

(iv) there must not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any suit or action pending by a Governmental Authority to enjoin the consummation of any of the transactions contemplated by this Agreement;

(v) the Seller must have obtained all consents and waivers set forth on Schedule 7(a)(v) (collectively, the “Seller Required Consents”), in form reasonably acceptable to the Buyer;

(vi) the Business shall not have experienced any damage, loss, destruction, condemnation, forfeiture or seizure of the type described in Section 5(e) in an aggregate Damage Amount in excess of the amount for which such Section 5(e) permits the Buyer to elect to not close;

(vii) the Poseidon Waiver Letter shall remain in full force and effect in accordance with its terms and shall not be terminated; and

(viii) no Seller Material Adverse Effect shall have occurred and be continuing.

The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or before the Closing.

(b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties of the Buyer contained in this Agreement, including Article 3, must be true and correct in all respects (without giving effect to any supplement to the Schedules or any qualification as to materiality, monetary amount, value or concepts of similar import) as of the date of this Agreement and at Closing (except for those which refer to a specific date, which must be true and correct as of such date), except to the extent such inaccuracies, violations, or breaches would not, or could not reasonably be expected to, delay or materially affect the Buyer’s ability to consummate the transactions contemplated by this Agreement;

(ii) the Buyer must have performed and complied in all material respects with each of its covenants hereunder through the Closing;

(iii) the Buyer must have timely delivered all items required to be delivered at Closing pursuant to Section 2(e);

(iv) there must not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any suit or action pending by a Governmental Authority to enjoin the consummation of any of the transactions contemplated by this Agreement;

(v) the Buyer must have obtained all consents and waivers set forth on Schedule 7(b)(v) (collectively, the “Buyer Required Consents”) in form reasonably acceptable to the Seller;

(vi) the Poseidon Waiver Letter shall remain in full force and effect in accordance with its terms and shall not be terminated; and

(vii) no Buyer Material Adverse Effect shall have occurred and be continuing.

The Seller may waive any condition specified in this Section 7(b) if it executes a writing so stating at or before the Closing.

8. Remedies for Breaches of this Agreement.

(a) Survival.

(i) Except to the extent provided to the contrary in Section 8(a)(ii), all of the representations and warranties of the Buyer contained in this Agreement and all of the representations and warranties of the Seller contained in this Agreement shall survive the Closing hereunder for a period of 12 months after the Closing Date.

(ii) The Buyer Fundamental Representations and Warranties and the Seller Fundamental Representations and Warranties shall survive the Closing until the 60th day after the expiration of the statute of limitations applicable to the underlying matter giving rise to that claim.

(iii) The covenants and obligations of the Buyer and the Seller contained in this Agreement shall survive the Closing until performed in full by the applicable Party.

(iv) Claims with respect to any Special Buyer Indemnity Obligations or any Special Seller Indemnity Obligations shall survive the Closing indefinitely.

(v) Notwithstanding this Section 8(a), any representation, warranty, covenant or obligation (and inaccuracy, violation, breach, Obligation or Loss) in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 8(a) if notice of a Third Party Claim or inaccuracy, violation, breach, Obligation or Loss giving rise to such right of indemnity shall have been duly given, in accordance with the procedures and requirements set forth in this Article 8 and Section 11(k) to the Party against whom such indemnity may be sought prior to such time.

(b) Indemnification Provisions for the Benefit of the Buyer.

(i) After Closing, in the event: (x) of any inaccuracy in, or violation or breach of, any of the Seller’s representations or warranties (without giving effect to any supplement to the Schedules or any qualification as to materiality, monetary amount, value or concepts of similar import) contained in Article 4 (other than the Seller Fundamental Representations and Warranties), (y) there is an applicable survival period pursuant to Section 8(a); and (z) the Buyer Indemnitees make a written claim for indemnification against the Seller (or give notice of a Third Party Claim) pursuant to

Section 11(k) within such survival period, then from and after Closing the Seller agrees to release, indemnify and hold harmless the Buyer Indemnitees from and against any Losses suffered by the Buyer Indemnitees to the extent relating to or arising from such inaccuracy, violation or breach; provided that the Seller shall not have any obligation to indemnify the Buyer Indemnitees from any such inaccuracies, violations or breaches until the Buyer Indemnitees, in the aggregate, have suffered Losses by reason of the sum of all such inaccuracies, violations or breaches in excess of an aggregate deductible amount equal to the Deductible Amount, at which point the Seller shall be obligated to indemnify the Buyer Indemnitees from and against all Losses exceeding the Deductible Amount.

(ii) After Closing, in the event: (x) of (1) any breach of the Seller’s covenants or obligations in this Agreement, (2) any inaccuracy in, or violation or breach of, any representation or warranty (without giving effect to any supplement to the Schedules or any qualification as to materiality, monetary amount, value or concepts of similar import) contained in the Seller Fundamental Representations and Warranties, or (3) any Losses from, related to or otherwise attributable to any Special Seller Indemnity Obligations, (y) there is an applicable survival period pursuant to Section 8(a); and (z) the Buyer Indemnitees make a written claim for indemnification against the Seller (or give notice of a Third Party Claim) pursuant to Section 11(k) within such survival period, then from and after the Closing, the Seller agrees to release and indemnify the Buyer Indemnitees from and against the entirety of any Losses suffered by the Buyer Indemnitees to the extent relating to or arising from such inaccuracy, violation, breach or Loss described in clause (x) of this Section 8(b)(ii).

(iii) To the extent any Buyer Indemnitee becomes liable to, and is ordered to and does pay to any third party that is not a Buyer Indemnitee, punitive, exemplary, special, indirect, incidental or consequential damages caused by any matter for which such Buyer Indemnitee is entitled to be indemnified under this Section 8(b), then such punitive, exemplary, special, indirect, incidental or consequential damages shall be deemed actual damages to such Buyer Indemnitee and included within the definition of Losses for purposes of this Section 8. Except to the extent specified in the immediately preceding sentence with respect to third party claims, the Seller shall not be liable to any Buyer Indemnitee for any punitive, exemplary, special, indirect, incidental or consequential damages, including Losses for lost revenue or lost profits, or Losses relating to any matter to the extent that such matter has been taken into account in connection with the Purchase Price adjustment under Section 2(f).

(iv) With respect to Losses suffered by any Company Joint Venture Entity for which indemnification by the Seller is required hereunder, the Seller shall be obligated to indemnify such Buyer Indemnitee only for such Losses in an amount equal to the Percentage Interest applicable thereto.

(v) After Closing, notwithstanding anything in Section 8(b)(i) of this Agreement to the contrary, in no event shall the Seller ever be required to indemnify the Buyer Indemnitees for Losses under Section 8(b)(i) in an amount exceeding, in the aggregate, the Cap Amount.

(c) Indemnification Provisions for the Benefit of the Seller.

(i) After Closing, in the event: (x) of any inaccuracy in, or violation or breach of, any of the Buyer’s representations or warranties (without giving effect to any supplement to the Schedules or any qualification as to materiality, monetary amount, value or concepts of similar import) contained in Article 3 (other than the Buyer Fundamental Representations and Warranties); (y) there is an applicable survival period pursuant to Section 8(a); and (z) the Seller Indemnitees make a written claim for indemnification against the Buyer (or give notice of a Third Party Claim) pursuant to Section 11(k) within such survival period, then from and after Closing the Buyer agrees to release, indemnify and hold harmless the Seller Indemnitees from and against any Losses suffered by the Seller Indemnitees to the extent relating to or arising from such inaccuracy, violation, or breach; provided that the Buyer shall not have any obligation to indemnify the Seller Indemnitees from any such inaccuracies, violations, or breaches until the Seller Indemnitees, in the aggregate, have suffered Losses by reason of the sum of all such inaccuracies, violations or breaches in excess of an aggregate deductible amount equal to the Deductible Amount, at which point the Buyer shall be obligated to indemnify the Seller Indemnitees from and against all Losses exceeding the Deductible Amount.

(ii) After Closing, in the event: (x) of (1) any breach of the Buyer’s covenants or obligations in this Agreement, (2) any inaccuracy in, or violation or breach of, any representation or warranty (without giving effect to any supplement to the Schedules or any qualification as to materiality, monetary amount, value or concepts of similar import) contained in the Buyer Fundamental Representations and Warranties, or (3) any Losses resulting from any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (that is not the Seller or an Affiliate of the Seller) against the Seller after the Closing that pertains to the operation of the Business or the ownership of the Business Assets or the Acquired Equity Interests prior to, on or after the Closing, including any claims relating to any Preferential Rights identified on Schedule 4(r) or the Special Buyer Indemnity Obligations, except to the extent constituting a Special Seller Indemnity Obligation, (y) there is an applicable survival period pursuant to Section 8(a); and (z) the Seller Indemnitees make a written claim for indemnification against the Buyer (or give notice of a Third Party Claim) pursuant to Section 11(k) within such survival period, then from and after the Closing, the Buyer agrees to release and indemnify the Seller Indemnitees from and against the entirety of any Losses suffered by the Seller Indemnitees to the extent relating to or arising from such inaccuracy, violation, breach or Loss described in clause (x) of this Section 8(c)(ii).

(iii) To the extent any Seller Indemnitee becomes liable to, and is ordered to and does pay to any third party that is not a Seller Indemnitee, punitive, exemplary, special, indirect, incidental or consequential damages caused by any matter for which such

Seller Indemnitee is entitled to be indemnified under this Section 8(c), then such punitive, exemplary, special, indirect, incidental or consequential damages shall be deemed actual damages to such Seller Indemnitee and included within the definition of Losses for purposes of this Section 8. Except to the extent specified in the immediately preceding sentence with respect to third party claims, the Buyer shall not be liable to any Seller Indemnitee for any punitive, exemplary, special, indirect, incidental or consequential damages, including Losses for lost revenue or lost profits, or Losses relating to any matter to the extent that such matter has been taken into account in connection with the Purchase Price adjustment under Section 2(f).

(iv) With respect to Losses suffered by any Company Joint Venture Entity for which indemnification by the Buyer is required hereunder, the Buyer shall be obligated to indemnify such Seller Indemnitee only for such Losses in an amount equal to the Percentage Interest applicable thereto.

(v) After Closing, notwithstanding anything in Section 8(c)(i) of this Agreement to the contrary, in no event shall the Buyer ever be required to indemnify the Seller Indemnitees for Losses under Section 8(c)(i) in an amount exceeding, in the aggregate, the Cap Amount.

(d) Matters Involving Third Parties.

(i) If any third party shall notify any Person entitled to indemnification hereunder (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that is reasonably expected to give rise to a claim for indemnification against a Party (the “Indemnifying Party”) under this Article 8, then the Indemnified Party shall promptly (and in any event within five Business Days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing. Failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent the defense of such claim is materially prejudiced by the Indemnified Party’s failure to give such notice, including having the effect of tolling or suspending the statute of limitations applicable to such claim.

(ii) The Indemnifying Party shall have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party and the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim which provides for or results in any payment by or Obligation of the Indemnified Party of or for any damages or other amount, any Encumbrance on any property of the Indemnified Party, any finding of responsibility or liability on the part of the Indemnified Party or any sanction or injunction of, restriction upon the conduct of any business by, or other equitable relief upon the Indemnified Party without the prior written consent of the Indemnified Party (not to be withheld, delayed or conditioned unreasonably).

(iii) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 8(d)(i), the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

(iv) In no event shall the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be withheld, delayed or conditioned unreasonably.

(e) Waiver of Rights and Remedies. Notwithstanding anything to the contrary in this Agreement, if (x) the Buyer obtains Knowledge of the breach of, or inaccuracy with respect to, any representation or warranty of the Seller under this Agreement (other than any Seller Fundamental Representations and regardless of whether such Knowledge is obtained by inspection or investigation conducted by or on behalf of the Buyer or its directors, officers, employees, or representatives at any time and regardless of whether notice of such Knowledge has been given to the Seller), and nonetheless proceeds to the Closing, the Buyer shall be deemed to have waived any rights and remedies set forth in this Agreement with respect to such breach or inaccuracy, and (y) the Seller obtains Knowledge of the breach of, or inaccuracy with respect to, any representation or warranty of the Buyer under this Agreement (other than any Buyer Fundamental Representations and regardless of whether such Knowledge is obtained by inspection or investigation conducted by or on behalf of the Seller or its directors, officers, employees, or representatives at any time and regardless of whether notice of such Knowledge has been given to the Buyer), and nonetheless proceeds to the Closing, the Seller shall be deemed to have waived any rights and remedies set forth in this Agreement with respect to such breach or inaccuracy.

(f) Determination of Amount of Losses; Duty to Mitigate. The Losses giving rise to any indemnification obligation hereunder shall be limited to the loss actually suffered by the Indemnified Party (reduced by (i) any insurance proceeds or other payments or recoupment received, realized or retained by the Indemnified Party as a result of the events giving rise to the claim for indemnification net of any expenses related to the receipt of such proceeds, payment or recoupment and (ii) any Tax Benefit recognized by the Indemnified Party (or the affiliated group of which it is a member) occasioned by such loss or damage). The amount of the actual loss and the amount of the indemnity payment shall be computed by taking into account the timing of the loss or payment, as applicable, using a Prime Rate plus 2% interest or discount rate, as appropriate (not to exceed the maximum rate permitted by applicable Law). Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 8(f). Each Party shall use its Commercially Reasonable Efforts to recover under insurance policies or similar agreements for any Losses prior to seeking indemnification under this Agreement. If the Indemnified Party receives insurance proceeds for Obligations after an indemnification payment for such Losses has been made by the Indemnifying Party to the Indemnified Party, the Indemnified Party will refund the Indemnifying Party the amount of such insurance proceeds received by the Indemnified Party. An Indemnified Party shall take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

(g) Tax Treatment of Indemnity Payments. The Parties hereto agree that all indemnification payments made under this Agreement, including any payment made under Section 9, shall be treated as purchase price adjustments for Tax purposes.

(h) Exclusive Post-Closing Remedy. To the fullest extent permitted by applicable Law, after the Closing, the rights and remedies set forth in this Article 8 and Article 9 shall constitute the sole and exclusive rights and remedies of the Parties under or with respect to the subject matter of this Agreement, except for any non-monetary, equitable relief to which any Party may be entitled or any remedies for willful misconduct or fraud. Notwithstanding any provision in this Section 8(h) to the contrary, this Section 8(h) shall not limit or otherwise affect any Party’s right to seek the remedy of specific performance as contemplated by Section 11(q) or any right or remedy (including monetary remedies) for any claim arising from the willful or intentional misrepresentation or misconduct or fraud of any Party. IN FURTHERANCE OF THE FOREGOING AND EXCEPT AS OTHERWISE CONTEMPLATED BY THIS SECTION 8(H), AFTER THE CLOSING, EACH OF THE PARTIES, ON BEHALF OF ITSELF AND OF ITS AFFILIATES, HEREBY WAIVES, RELEASES AND DISCHARGES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE OTHER PARTY AND ITS AFFILIATES FROM ANY AND ALL LOSSES FOR ANY BREACH OR FAILURE OF ANY REPRESENTATION OR WARRANTY, OR BREACH OF ANY COVENANT IN THIS AGREEMENT (WHETHER AT LAW OR IN EQUITY OR OTHERWISE, FORESEEN OR UNFORESEEN, MATURED OR UNMATURED, KNOWN OR UNKNOWN, ACCRUED OR NOT ACCRUED OR BASED ON ANY LAW OR RIGHT OF ACTION OR OTHERWISE) NOTWITHSTANDING THE NEGLIGENCE OR GROSS NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE) OR STRICT LIABILITY OR ILLEGAL CONDUCT OF A RELEASED PARTY.

(i) Additional Remedy Matters. To the extent any claim may be recoverable pursuant to more than one Section of this Article 8, the Indemnified Party may make such claim under any such Section in the alternative; provided, however, that nothing in this Agreement is intended to allow an Indemnified Party to receive duplicative payments and to the extent an Indemnified Party has been paid for any Loss under one Section of this Agreement, such Indemnified Party shall not be permitted to seek payment for that Loss under another Section of this Agreement.

9. Tax Matters.

(a) Post-Closing Tax Returns. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Post-Closing Tax Returns with respect to the Subject Entities and the Business Assets, as applicable, except with respect to such Company Joint Venture Entities where the Buyer is not, directly or indirectly, responsible for the preparation of Tax Returns pursuant to the Organizational Documents of the applicable Company Joint Venture Entity. The Buyer shall pay (or cause to be paid) any Post-Closing Taxes; provided, however, that in the case of the Company Joint Venture Entities the Buyer shall pay or cause to be paid the Buyer’s allocable share of such Post-Closing Taxes.

(b) Pre-Closing Tax Returns. The Seller shall prepare or cause to be prepared and file or cause to be filed all Pre-Closing Tax Returns with respect to the Subject Entities and Business Assets, except with respect to such Company Joint Venture Entities where the Seller is not, directly or indirectly, responsible for the preparation of Tax Returns pursuant to the Organizational Documents of the applicable Company Joint Venture Entity. Copies of such Pre-Closing Tax Returns will be provided to the Buyer as soon as reasonably practical prior to filing. The Seller shall pay or cause to be paid any Pre-Closing Taxes; provided, however, that in the case of the Company Joint Venture Entities the Seller shall pay or cause to be paid the Seller’s allocable share of such Pre-Closing Taxes.

(c) Straddle Periods. The Buyer shall be responsible for Taxes of the Subject Entities and Business Assets relating to the portion of any Straddle Period occurring after the Closing Date. The Seller shall be responsible for Taxes of the Subject Entities and Business Assets relating to the portion of any Straddle Period occurring before and ending on the Closing Date. With respect to any Straddle Period, to the extent permitted by applicable Law, the Seller or the Buyer shall elect to treat the Closing Date as the last day of the applicable Tax period. Subject to Section 9(e), if applicable Law shall not permit the Closing Date to be the last day of a Tax period, then (i) real or personal property Taxes with respect to the Business Assets shall be allocated based on the number of days in the partial periods ending on the Closing Date and beginning after the Closing Date, (ii) all other Taxes based on or in respect of income shall be allocated based on the Tax computed on the basis of the taxable income or loss attributable to the Subject Entities or the Business Assets, as applicable, for each partial period as determined from their books and records, and (iii) all other Taxes shall be allocated on the basis of the actual activities or attributes of the Subject Entities or the Business Assets, as applicable, for each partial period as determined from the Subject Entities’ books and records.

(d) Straddle Returns. The Buyer shall prepare any Straddle Returns with respect to the Subject Entities or the Business Assets, as applicable, except with respect to such Company Joint Venture Entities where the Buyer is not, directly or indirectly, responsible for the preparation of Tax Returns pursuant to the Organizational Documents of the applicable Company Joint Venture Entity. The Buyer shall deliver, at least 45 days prior to the due date for filing such Straddle Return (including any extension) to the Seller a statement setting forth the amount of Tax that the Seller owes, including the allocation of taxable income or loss, if any, and Taxes under Section 9(c) and Section 9(e), and copies of such Straddle Return. The Seller shall have the right to review such Straddle Returns and the allocation of taxable income, if any, and liability for Taxes and to suggest to the Buyer any reasonable changes to such Straddle Returns no later than 15 days prior to the date for the filing of such Straddle Returns. The Seller and the Buyer agree to consult and to attempt to resolve in good faith any issue arising as a result of the review of such Straddle Returns and allocation of taxable income, if any, and liability for Taxes and mutually to consent to the filing as promptly as possible of such Straddle Returns. Not later than five days before the due date for the payment of Taxes with respect to such Straddle Returns, the Seller shall pay or cause to be paid to the Buyer an amount equal to the Taxes as agreed to by the Buyer and the Seller as being owed by the Seller. If the Buyer and the Seller cannot agree on the amount of Taxes owed by the Seller with respect to a Straddle Return, the Seller shall pay or cause to be paid to the Buyer the amount of Taxes reasonably determined by the Buyer to be owed by the Seller. Within ten days after such payment, the Seller and the Buyer shall refer the matter to an independent “Big-Four” accounting firm agreed to by the Buyer and the Seller to arbitrate the dispute. The Seller and the Buyer shall equally share the fees and expenses of such accounting firm and its determination as to the amounts owed by the Seller and the Buyer with respect to a Straddle Return shall be binding on the Seller and the Buyer. Within five days after the determination by such accounting firm, if necessary, the appropriate Party shall pay the other Party any amount which is determined by such accounting firm to be owed. The Seller shall be entitled to reduce its obligations to pay Taxes with respect to a Straddle Return by the amount of any estimated Taxes paid or caused to be paid by the Seller with respect to such Taxes on or before the Closing Date.

(e) Allocations. With respect to the taxable year that includes the Closing Date, the Seller shall be allocated, in accordance with the Organizational Documents of the applicable Company Joint Venture Entity in effect as of the Closing, all items of income, loss, deduction and credit of the Company Joint Venture Entity for the period prior to and including the Closing Date and the Buyer shall be allocated all remaining items of income, loss, deduction, and credit of the applicable Company Joint Venture Entity. More precisely, with respect to the sale or deemed sale of a portion of the applicable Percentage Interest in each applicable Company Joint Venture Entity pursuant to this Agreement, the Buyer and the Seller agree to cause each Company Joint Venture Entity (to the extent they have the Legal Right) to elect “the closing of the books” method pursuant to the regulations of Section 706 of the Code.

(f) Indemnification. The Buyer agrees to indemnify the Seller against all Taxes paid by the Seller or its Affiliates with respect to the Subject Entities and the Business Assets, as applicable, for any Post-Closing Tax Period and the portion of any Straddle Period occurring after the Closing Date. The Seller agrees to indemnify the Buyer against all Taxes of or with respect to the Subject Entities and Business Assets for any Pre-Closing Tax Period and the portion of any Straddle Period occurring on or before the Closing Date, except to the extent of Taxes that were reflected in the determination of the Purchase Price, as set forth in the Closing Statement. Any amount referenced in this Article 9 in respect of any Company Joint Venture Entity shall be deemed to be a portion of such amount equal to the Percentage Interest applicable thereto.

(g) Cooperation on Tax Matters.

(i) The Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns pursuant to this Article 9 and any audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(ii) The Buyer and the Seller further agree, upon request, to use their Commercially Reasonable Efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the other Party (including with respect to the transactions contemplated hereby).

(h) Certain Taxes. The Seller shall prepare and file all necessary Tax Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration or similar taxes and fees; provided, however, the Seller shall present to the Buyer such Tax Returns and other documentation for the Buyer’s review and consent no later than ten days before the due date of such Tax Returns and other documentation (which consent shall not be unreasonably withheld, conditioned or delayed). If required by applicable Law, the Buyer shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Notwithstanding anything set forth in this Agreement to the contrary, the Seller shall pay any transfer, documentary, sales, use, stamp, registration or similar taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby.

(i) Confidentiality. Any information shared in connection with Taxes shall be kept confidential, except as may otherwise be necessary in connection with the filing of Tax Returns or reports, refund claims, Tax audits, Tax claims and Tax litigation, or as required by Law.

(j) Audits. The Seller or the Buyer, as applicable, shall provide prompt written notice to the other Party of any pending or threatened Tax audit, assessment or proceeding that it becomes aware of related to a Subject Entity regarding the Business Assets for whole or partial periods for which it is indemnified by the other Party hereunder. Such notice shall contain factual information (to the extent known) describing the asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice or other document received from or with any Tax authority in respect of any such matters. If an Indemnified Party has Knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such Party fails to give the Indemnifying Party prompt notice of such asserted Tax liability, then (i) if the Indemnifying Party is precluded by the failure to give prompt notice from contesting the asserted Tax liability in any forum, the Indemnifying Party shall have no obligation to indemnify the Indemnified Party for any Taxes arising out of such asserted Tax liability and (ii) if the Indemnifying Party is not so precluded from contesting, but such failure to give prompt notice results in a detriment to the Indemnifying Party, then any amount which the Indemnifying Party is otherwise required to pay the Indemnified Party pursuant to this Section 9(j) shall be reduced by the amount of such detriment, provided, the Indemnified Party shall nevertheless be entitled to full indemnification hereunder to the extent, and only to the extent, that such Party can establish that the Indemnifying Party was not prejudiced by such failure. This Section 9(j) shall control the procedure for Tax indemnification matters to the extent it is inconsistent with any other provision of this Agreement.

(k) Control of Proceedings. The Party responsible for a Tax under this Agreement shall control audits and disputes related to such Taxes (including action taken to pay, compromise or settle such Taxes). The Seller and the Buyer shall jointly control, in good faith with each other, audits and disputes relating to Straddle Periods. Reasonable out-of-pocket expenses with respect to such contests shall be borne by the Seller and the Buyer in proportion to their responsibility for such Taxes as set forth in this Agreement. Except as otherwise provided by this Agreement, the noncontrolling Party shall be afforded a reasonable opportunity to participate in such proceedings at its own expense.

(l) Purchase Price Allocation. The Seller and the Buyer agree that they will: (i) agree to a reasonable allocation of the Purchase Price no later than 90 days after the Effective Date; (ii) report the Tax consequences of the transactions contemplated hereby in a manner consistent with such allocation, and in particular, report the information required by Section 1060(b) of the Code on Form 8594 in a manner consistent with such allocation; and (iii) not take any position inconsistent therewith upon examination of any Tax return, in any refund claim, in any litigation, investigation or otherwise, unless required by applicable Laws or with the prior written consent of the other Party.

(m) Closing Tax Certificate. At the Closing, the Seller shall deliver to the Buyer a Closing Tax Certificate with respect to each applicable transferor, signed under penalties of perjury (i) stating that such transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its U.S. Employer Identification Number and (iii) providing its address, all pursuant to Section 1445 of the Code and the regulations promulgated thereunder.

(n) Tax Refunds. If the Buyer or any Affiliate of the Buyer receives a refund of any Taxes that the Seller is responsible for hereunder, or if the Seller or any Affiliate of the Seller receives a refund of any Taxes that the Buyer is responsible for hereunder, the Party receiving such refund shall, within 30 days after receipt of such refund, remit it (less any costs and expenses incurred in obtaining such refund) to the Party who has responsibility for such Taxes hereunder. For the purpose of this Section 9(n), the term “refund” shall include a reduction in Tax and the actual use of an overpayment as a credit or other Tax offset, and receipt of a refund shall occur upon the filing of a Tax Return or an adjustment thereto using such reduction, overpayment or offset or upon the receipt of cash. Each Party shall promptly notify the other of any right to claim a refund with respect to Taxes for which the other Party is liable pursuant to this Agreement and shall reasonably cooperate (at the expense of the Party entitled to the refund hereunder) in the claim of such refund or other process required to obtain such refund.

10. Termination.

(a) Termination of Agreement. The Parties may terminate this Agreement, as provided below:

(i) The Buyer and the Seller may terminate this Agreement by mutual written consent at any time before the Closing;

(ii) The Buyer may terminate this Agreement, if the Buyer is not in default or breach of any representations, warranties, covenants and agreements contained in this Agreement, by giving written notice to the Seller at any time before Closing (A) in the event of any inaccuracy, violation or breach of any representation, warranty or covenant of the Seller contained in this Agreement if (w) the Losses thereof (with respect to the representations and warranties, without giving effect to any supplement to the Schedules or any qualification as to materiality, monetary amount, value or concepts of similar import) would constitute or result in a Seller Material Adverse Effect, (x) the Buyer has notified the Seller of the breach in the manner provided for in Section 11(k), (y) the breach has continued without cure for a period of 15 Business Days after receipt of the notice of breach and (z) such breach would result in a failure to satisfy a condition to the Buyer’s obligation to consummate the transactions contemplated hereby; or (B) in the event that the Closing shall not have occurred on or before the Outside Date (unless such failure results primarily from the Buyer breaching any representation, warranty or covenant contained in this Agreement);

(iii) The Seller may terminate this Agreement, if the Seller is not in default or breach of any representations, warranties, covenants and agreements contained in this Agreement, by giving written notice to the Buyer at any time before Closing (A) in the event of any inaccuracy in, or violation or breach of, any representation, warranty or covenant of the Buyer contained in this Agreement if (w) the Losses thereof (with respect to the representations and warranties, without giving effect to any supplement to the Schedules or any qualification as to materiality, monetary amount, value or concepts of similar import) would delay or materially affect the Buyer’s ability to consummate the transactions contemplated by this Agreement, (x) the Seller has notified the Buyer of the breach in the manner provided for in Section 11(k), (y) the breach has continued without cure for a period of 15 Business Days after receipt of the notice of breach and (z) such breach would result in a failure to satisfy a condition to the Seller’s obligation to consummate the transactions contemplated hereby; or (B) in the event that the Closing shall not have occurred on or before the Outside Date (unless such failure results primarily from the Seller breaching any representation, warranty or covenant contained in this Agreement);

(iv) The Seller may terminate this Agreement, if the Seller is not in default or breach of any representations, warranties, covenants and agreements contained in this Agreement, by giving written notice to the Buyer at any time before Closing in the event (A) any modification or termination of the Commitment Letter would reasonably be expected to delay or materially affect the Buyer’s ability to consummate the transactions contemplated by this Agreement and such modification or termination would reasonably be expected to result in a failure to satisfy a condition to the Seller’s obligation to consummate the transactions contemplated hereby, and (B) the Buyer has not cured such modification or termination and notified the Seller of such cure within 15 Business Days of the Buyer’s receipt of a notice from the Seller of its determination in clause (A).

(v) The Buyer or the Seller may terminate this Agreement if any court of competent jurisdiction or any Governmental Authority shall have issued an order, decree or ruling or shall have taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable.

(b) Effect of Termination. Except for the obligations under Articles 9, 10 and 11, if any Party terminates this Agreement pursuant to Section 5(l) or Section 10(a) prior to the Closing, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party and except that termination of this Agreement will not affect any liability of any Party for any breach of this Agreement prior to termination, or any breach at any time of the provisions hereof surviving termination.

11. Miscellaneous.

(a) Confidentiality.

(i) Subject to Section 11(s), neither Party shall, and (i) shall cause its Affiliates not to and (ii) in the case of (A) the Seller at any time, (B) the Buyer at any time (with respect to, in the case of the Buyer, Cameron Highway Oil Pipeline Company, Southeast Keathley Canyon Pipeline Company, L.L.C. and Poseidon) and (C) the Buyer after the Closing Date (with respect to, in the case of the Buyer, such Company Joint Venture Entities and all other Company Joint Venture Entities to the extent a Percentage Interest is acquired hereunder by the Buyer), to the extent it has the Legal Right, shall cause each Company Joint Venture Entity not to, make disclosure of the other Party’s Confidential Information to any Person other than (A) to their respective owners, directors, officers, employees, consultants or other representatives to whom such disclosure is necessary or reasonably convenient for the completion of the transactions contemplated by this Agreement; (B) as required to convey title to any of the Acquired Equity Interests or the Business Assets; (C) as required by Law or any securities exchange or market rule; (D) as may be requested or required by any Governmental Authority (provided that the disclosing Party first notifies the other Party and gives the other Party the opportunity to contest such request or requirement), (E) to the extent that the Confidential Information is or becomes generally available to the public through no fault of the disclosing Party or its Affiliates or (in the case of the Buyer, only after the Closing Date) any of the Subject Entities or their Affiliates making such disclosure, (F) to the extent that the same information is in the possession (on a non-confidential basis) of the Party making such disclosure prior to receipt of such Confidential Information, (G) to the extent that the disclosing Party independently developed the same information without in any way relying on any of the other Party’s Confidential Information, (H) to the extent that the same information becomes available to the disclosing Party on a non-confidential basis from a source other than the other Party, the Subject Entities or its or their respective Affiliates, which source, to the disclosing Party’s Knowledge, is not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation to the other Party, or (I) with prior notice of request for disclosure to, and consent of, the non-disclosing Party (which consent may be withheld in the non-disclosing Party’s sole discretion); provided, however, that after the Closing Date, the Buyer, its Affiliates and the Subject Entities shall not be prohibited from disclosing or using Confidential Information related to the Business, the Subject Entities or the Business Assets, and this Section 11(a)(i) shall not apply with respect to any such Confidential Information.

(ii) Each Party (i) shall and shall cause its Affiliates to and (ii) in the case of (A) the Seller at any time, (B) the Buyer at any time (with respect to Cameron Highway Oil Pipeline Company, Southeast Keathley Canyon Pipeline Company, L.L.C. and Poseidon) and (C) the Buyer after the Closing Date (with respect to such Company Joint Venture Entities and all other Company Joint Venture Entities to the extent a Percentage Interest is acquired hereunder by the Buyer), to the extent it has the Legal Right, shall cause each Company Joint Venture Entity to, treat and hold as such all of the other Party’s Confidential Information and refrain from using any of such Confidential Information except in connection with this Agreement. If either Party or any of the Subject Entities are ever requested or required (by oral question or request for information or documents in any action) to disclose any of the other Party’s Confidential Information, the disclosing Party will notify the other Party promptly of the request or requirement so that the other Party may seek an appropriate protective order or waive compliance with this Section 11(a)(ii). If, in the absence of a protective order or the receipt of a waiver hereunder, the disclosing Party or any of the Subject Entities, on the written advice of counsel, are compelled to disclose any of the other Party’s Confidential Information to any Government Authority, arbitrator, or mediator or else stand liable for contempt, then the disclosing Party or the applicable Subject Entity may disclose such Confidential Information to the Government Authority, arbitrator, or mediator; provided, however, that the disclosing Party will use its

Commercially Reasonable Efforts to obtain (or to cause each Company and Company Subsidiary and, to the extent it has the Legal Right, each Company Joint Venture Entity to such Subject Entity to obtain), at the request of the other Party, an order or other assurance that confidential treatment will be accorded to such portion of such Confidential Information required to be disclosed as the other Party may designate. Notwithstanding anything in this Agreement to the contrary, after the Closing Date the Buyer, its Affiliates and the Subject Entities shall not be prohibited from disclosing or using Confidential Information related to the Business, the Subject Entities or the Business Assets, and this Section 11(a)(ii) shall not apply with respect to any such Confidential Information.

(b) Insurance.

(i) The Seller shall and shall cause its Affiliates to and, to the extent it has the Legal Right, shall cause each Company Joint Venture Entity to, use its Commercially Reasonable Efforts to file, notice, and otherwise continue to pursue any Insurance Rights that the Buyer desires to pursue; provided, however, that nothing contained in this Section 11(b) or elsewhere in this Agreement shall be construed to limit the Seller’s rights to cancel the coverage(s) of any of the Insurance Policies in respect of any fact, circumstance or event relating to the Business Assets or Business that occurs or arises after the Closing.

(ii) The Seller shall and shall cause its Affiliates to and, to the extent it has the Legal Right, shall cause each Company Joint Venture Entity to, file all insured claims (both before and after Closing) that may be filed under any Insurance Policy issued to it or its Affiliates and will thereafter coordinate with the Buyer to resolve all of the Buyer’s claims relating to the Insurance Rights.

(c) Expenses. Except as otherwise expressly provided in this Agreement and the Reimbursement Agreement, the Seller, on the one hand, and the Buyer, on the other hand, will each bear their own costs and expenses (including those of Affiliates) incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated by this Agreement and the other Transaction Agreements, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

(d) No Third Party Beneficiaries. Except for the indemnification provisions and the provisions of Section 11(r), this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(e) Succession. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.

(f) Counterparts. This Agreement may be executed in multiple identical counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

(g) Incorporation of Exhibits and Schedules. The Exhibits, Schedules and other attachments identified in this Agreement are incorporated herein by reference and made a part hereof. If there is any conflict or other inconsistency between this Agreement and the Exhibits and Schedules, the terms of this Agreement shall prevail. Subject to Section 11(p), to the extent of any ambiguity, inconsistency or conflict between this Agreement and any other Transaction Agreement, the terms of this Agreement will prevail.

(h) Set off Rights. Each Party will have the option of setting off all or any part of any amounts, including damages, due it or its Affiliates under any Transaction Agreement by notifying the other Party that such Party is electing to set off the amount outstanding under this Agreement by such amount. A Party’s exercise, if in good faith, of its set off rights will not constitute a breach of this Agreement or any other Transaction Agreement.

(i) Remedies. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.

(j) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(k) Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given five Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Seller:	Enterprise Products Operating LLC
1100 Louisiana Street, 10th Floor
Houston, TX 77002
Attention: W. Randall Fowler
Telephone: (713) 381-6694
Fax: (713) 803-2655

(with a copy, which shall not constitute notice, to:)

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, TX 77002
Attention: David C. Buck
Telephone: (713) 220-4301
Fax: (713) 238-7126

If to the Buyer:		Genesis Energy, L.P.
919 Milam, Suite 2100
Houston, TX 77002
Attention: Grant E. Sims
Telephone: (713) 860-2500
Fax: (713) 860-2647

(with a copy, which shall not constitute notice, to:)

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana, Suite 4400
Houston, Texas 77002
Attention: J. Vincent Kendrick
Patrick Hurley
	Telephone:	(713) 220-5839 (J. Vincent Kendrick)
(713) 220-8132 (Patrick Hurley)
Fax: (713) 236-0822

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the addresses set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(l) Governing Law; Venue; Service of Process; Waiver of Jury Trial.

(i) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS; PROVIDED, HOWEVER, THAT ALL REAL PROPERTY MATTERS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE IN WHICH SUCH PROPERTY IS LOCATED.

(ii) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE JURISDICTION OF THE COMPETENT COURTS OF THE STATE OF TEXAS AND OF THE UNITED STATES OF AMERICA, IN EACH CASE LOCATED IN HOUSTON, TEXAS (THE “COURTS”) FOR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN THE COURTS), WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(iii) EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS OF SUCH PARTY SET FORTH IN OR DESIGNATED PURSUANT TO SECTION 11(K) OR BY ANY OTHER MEANS PERMITTED BY THE LAWS OF THE STATE OF TEXAS.

(iv) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(m) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(n) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(o) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. All references herein to Exhibits, Schedules, Articles, Sections or subdivisions thereof shall refer to the corresponding Exhibits, Schedules, Articles, Sections or subdivisions thereof of this Agreement unless specific reference is made to such exhibits, schedules, articles, sections or subdivisions of another document or instrument. The terms “herein,” “hereby,” “hereunder,” “hereof,” “hereinafter,” and other equivalent words refer to this Agreement in its entirety and not solely to the particular portion of the Agreement in which such word is used. The words “shall” and “will” are used interchangeably throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used. Except to the extent expressly provided to the contrary, references to a Party include its permitted successors and assigns. Each certificate delivered pursuant to this Agreement shall be deemed a part hereof, and any representation, warranty or covenant herein referenced or affirmed in such certificate shall be treated as a representation, warranty or covenant given in the correlated Section hereof on the date of such certificate. Additionally, any representation, warranty or covenant made in any such certificate shall be deemed to be made herein. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

(p) Entire Agreement. THIS AGREEMENT (INCLUDING THE DOCUMENTS REFERRED TO HEREIN) CONSTITUTES THE ENTIRE AGREEMENT AMONG THE PARTIES AND SUPERSEDES ANY UNDERSTANDINGS, AGREEMENTS, OR REPRESENTATIONS BY OR AMONG THE PARTIES (OTHER THAN THOSE CONTAINED IN THE CONFIDENTIALITY AGREEMENT AND THE REIMBURSEMENT AGREEMENT), WRITTEN OR ORAL, TO THE EXTENT THEY HAVE RELATED IN ANY WAY TO THE SUBJECT MATTER HEREOF. IN THE EVENT OF A CONFLICT BETWEEN THIS AGREEMENT AND THE REIMBURSEMENT AGREEMENT, THIS AGREEMENT SHALL CONTROL TO THE EXTENT OF SUCH CONFLICT. NOTWITHSTANDING THE FOREGOING, TO THE EXTENT THE BUYER IS REQUIRED TO PAY A FEE TO OR OTHERWISE REIMBURSE THE SELLER OR ITS AFFILIATES UNDER ANY PROVISION HEREOF AND THE BUYER ALSO AGREED TO PAY A FEE TO OR OTHERWISE REIMBURSE THE SELLER OR ITS AFFILIATES FOR THE SAME MATTERS UNDER THE REIMBURSEMENT AGREEMENT OR THE TRANSITION SERVICES AGREEMENT, THE REIMBURSEMENT AGREEMENT SHALL CONTROL AS TO MATTERS UNDER SECTIONS 5(K), 5(O), 6(B)(I) OR 6(D)(IV) HEREOF AND THE TRANSITION SERVICES AGREEMENT SHALL CONTROL WITH RESPECT TO THE PERFORMANCE OF SERVICES (AS DEFINED THEREIN) AND THE BUYER SHALL NOT BE REQUIRED TO PAY A FEE TO OR REIMBURSE THE SELLER OR ITS AFFILIATES FOR SUCH COSTS OR EXPENSES UNDER MORE THAN ONE AGREEMENT. UPON CLOSING, THE BUYER IS HEREBY RELEASED FROM ALL OF ITS OBLIGATIONS UNDER THE CONFIDENTIALITY AGREEMENT.

(q) Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, and notwithstanding the provisions of Section 11(l), each Party agrees that the other Party will be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

(r) No Recourse Against Non-Parties.

(i) All claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the entities that are expressly identified as Parties hereto. No Person who is not a named Party to this Agreement, including any director, officer, employee, member, partner (general or limited), securityholder, Affiliate, agent, attorney or representative of any named Party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution; and each Party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third-party beneficiaries of this provision of this Agreement.

(ii) Notwithstanding anything herein to the contrary, Seller agrees that neither it, nor the Seller Group, shall have any claim against any Financing Source, any lender participating in the Financing or any of their respective former, current or future general or limited partners, stockholders, managers, members, agents, Representatives, Affiliates, successors or assigns (collectively, “Finance Related Parties”), nor shall any Finance Related Party have any liability whatsoever to the Seller Group, in connection with the Financing or in any way relating to this Agreement or any of the transactions contemplated hereby, whether at law, in equity, in contract, in tort or otherwise, in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any Finance Related Party. Notwithstanding anything to the contrary in this Agreement, (a) no amendment or modification to this Section 11(r)(ii) (or amendment or modification with respect to any related definitions as they affect this Section 11(r)(ii)) shall be effective without the prior written consent of each Financing Source and (b) each Financing Source and Finance Related Party shall be an express third party beneficiary of, and shall have the right to enforce, this Section 11(r)(ii). Each of the Parties hereto agrees that, Section 11(l) notwithstanding, this provision shall be interpreted, and any action relating to this provision, shall be governed by the laws of the State of New York and any legal action or proceeding relating to this Section 11(r)(ii), or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York located in the County of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof. This Section 11(r)(ii) is intended to benefit and may be enforced by the Financing Sources and the Finance Related Parties.

(s) Public Announcements. Neither Party shall issue any press release or make any public announcement or otherwise publicly disseminate information relating to the subject matter of this Agreement before or after the Closing without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that (i) either Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement or other securities exchange requirement concerning its publicly traded securities, including in the case of the Buyer in connection with a Financing, and (ii) after the Closing, either Party may make disclosures of then-current public information regarding this Agreement and the transactions effected hereunder; provided further, that each Party hereby consents to, and agrees that no consultation or prior consent shall be required for, the issuance by the other Party or its Affiliates of the press releases attached hereto as Exhibit G or any other disclosures of the type contained, or similar to the disclosures, in such press releases. In the event a Party has approved or been consulted with respect to any disclosures as required hereunder, the other Party or its Affiliates shall be entitled to make disclosures substantially similar (as to form and content) to those prior disclosures that the non-disclosing Party has approved or been consulted with respect to, as applicable. Notwithstanding the foregoing or the terms of the Confidentiality Agreement, but without limiting the Buyer’s release from its confidentiality obligations under Section 11(a) and the Confidentiality Agreement after the Closing, the Buyer and any of its Affiliates may, without the prior written consent of the Seller or any of its Affiliates, but after consultation with the Seller at least 24 hours in advance (if before the Closing and including any consultation prior to the date hereof), disclose the terms and provisions of this Agreement and any information regarding this Agreement and the transactions contemplated hereby (including the Business Assets, the Combined Financial Statements, if applicable, and the Supplemental Combined Financial Statements and any related financial information and such other information deemed necessary by the Buyer or its Affiliates) in or in connection with (i) offering materials for a Financing, and/or (ii) one or more customary investor presentations or related conference calls by the Buyer and its Affiliates with investors or analysts.

[signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth in the preamble.

BUYER:

GENESIS ENERGY, L.P.,

	by	Genesis Energy LLC, its general partner

By:	/s/ Grant. E. Sims
Grant E. Sims
Chief Executive Officer

[Purchase and Sale Agreement – Genesis/Enterprise]

SELLER:

ENTERPRISE PRODUCTS OPERATING LLC

	by	Enterprise Products OLPGP, Inc. its sole manager

By:	/s/ Michael A. Creel
Michael A. Creel
Chief Executive Officer

[Purchase and Sale Agreement – Genesis/Enterprise]